SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
FIRST BANCTRUST CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement,
if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock
(2)	Aggregate number of securities to which transaction applies:
27,779
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $11.00, which is the per share price to be paid in the transaction subject to this Schedule 14A filing

(4)	Proposed maximum aggregate value of transaction: $305,569
(5)	Total fee paid: $12.01

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement:

(3)	Filing Party:

(4)	Date Filed:

FIRST BANCTRUST CORPORATION
101 South Central Avenue
Paris, Illinois 61944

September 8, 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders, which will be held at 10:00 a.m., on Tuesday, October 21, 2008 at First Bank & Trust’s Main Office at 101 South Central Avenue, Paris, Illinois 61944. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the special meeting, you will be asked to vote on a proposed transaction that will result in termination of the registration of the First BancTrust common stock under federal securities laws and thereby eliminate the significant expense required to comply with reporting requirements under those laws. Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $173,700 or approximately 1.8% of our overhead expense for our 2007 reporting year and 2008 annual meeting (the “2007 reporting cycle”). We believe that the costs incurred over the 2007 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration.

Referred to as “going private,” the proposed transaction will reduce the number of stockholders to fewer than 300 persons, as required for termination of the registration. The reduction in the number of stockholders is accomplished by a merger of a newly-formed, wholly-owned subsidiary of First BancTrust (“FBT Merger Co.”), with and into First BancTrust on terms set forth in the merger agreement, a copy of which is attached as Appendix A to the enclosed proxy statement.

Under the terms of the merger, (i) each share of common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 250 shares will be converted into the right to receive, from First BancTrust, $11.00 in cash per share, and (ii) each share of common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 250 or more shares will remain as outstanding First BancTrust common stock after the merger. We anticipate that the effect of the purchase from holders of less than 250 shares will be a reduction in the total number of stockholders from approximately 484 to approximately 226 as required for termination of registration, while the number of shares outstanding is expected to be reduced by less than 2% (to 2,158,060 shares outstanding from the current 2,185,839 shares outstanding.)

At the special meeting, stockholders will also consider and vote on a proposed amendment to First BancTrust’s certificate of incorporation. The amendment would prohibit certain future transfers of shares of First BancTrust common stock if, as a result of the transfer, any stockholder would own of record fewer than 250 shares of the surviving corporation. This amendment is intended to slow the growth in the number of our stockholders in the future, thus avoiding or delaying the need to again register. Approval of the amendment is contingent on stockholder approval of the merger agreement.

The First BancTrust board of directors has approved the “going private” transaction and the amendment as in the best interest of all First BancTrust stockholders and recommends that you vote in favor of the proposed transaction and the amendment. The attached notice of special meeting and proxy statement describe the transaction, the amendment, and provide specific information concerning the special meeting. The “going private” transaction and the amendment are important for First BancTrust and its stockholders but will only be approved upon the affirmative vote of a majority of the number of shares entitled to vote at the special meeting.

The board of directors has established August 29, 2008 as the record date for determining stockholders who are entitled to notice of the special meeting and to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by October 14, 2008. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

Sincerely,

Terry J. Howard
President & CEO

FIRST BANCTRUST CORPORATION
101 South Central Avenue
Paris, Illinois 61944

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held 10:00 a.m. on Tuesday, October 21, 2008

A special meeting of stockholders of First BancTrust Corporation will be held at 10:00 a.m. on Tuesday, October 21, 2008, at First Bank & Trust’s Main Office at 101 South Central Avenue, Paris, Illinois 61944, for the following purposes:

(1) To consider and act upon a proposal to approve the merger of FBT Merger Co., a wholly-owned subsidiary of First BancTrust, with and into First BancTrust as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of First BancTrust common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 250 shares of common stock, will be converted into, and will represent the right to receive from First BancTrust $11.00 cash per share; and (b) each share of First BancTrust common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 250 or more shares of common stock will continue to represent one share of First BancTrust common stock after the merger.

(2) To consider and act upon a proposal to approve an amendment to First BancTrust’s certificate of incorporation, the text of which can be found in Appendix B to the enclosed proxy statement. This amendment would prohibit certain transfers of the surviving corporation’s stock if, as a result of the transfer, any stockholder would own of record fewer than 250 shares of the surviving corporation. The amendment is contingent on stockholder approval of the merger agreement.

(3) To consider and act upon a proposal to adjourn or postpone the meeting, if necessary, in the event that an insufficient number of shares is present in person or by proxy to approve and adopt the merger agreement and approve the transactions it contemplates.

(4) To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The board of directors unanimously recommends that you vote FOR the approval of each of the proposals. Under applicable Delaware laws, First BancTrust’s stockholders have dissenters’ rights in connection with the merger.

The board of directors has set the close of business on August 29, 2008 as the record date for determining the stockholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you please mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of stockholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

Joseph R. Schroeder
Secretary

September 8, 2008

FIRST BANCTRUST CORPORATION
101 South Central Avenue
Paris, Illinois 61944

PROXY STATEMENT
For Special Meeting of Stockholders
To Be Held At 10:00 a.m. on Tuesday, October 21, 2008

The board of directors of First BancTrust provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of April 21, 2008, by and between First BancTrust and FBT Merger Co., a newly-formed subsidiary of First BancTrust organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, FBT Merger Co., will merge with and into First BancTrust, with First BancTrust continuing as the surviving corporation after the merger. If First BancTrust’s stockholders approve the merger agreement, each stockholder:

•	holding fewer than 250 shares of First BancTrust common stock on the date preceding the effective time of the merger will receive $11.00 cash, without interest, per share from First BancTrust; or

•	holding 250 or more shares on the date preceding the effective time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from First BancTrust.

After the merger, First BancTrust anticipates it will have approximately 226 stockholders of record. As a result, First BancTrust will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies.

At the special meeting, stockholders will also consider and vote on a proposed amendment to First BancTrust’s certificate of incorporation. The amendment would prohibit certain future transfers of shares of First BancTrust common stock if, as a result of the transfer, any stockholder would own of record fewer than 250 shares of the surviving corporation. This amendment is intended to slow the growth in the number of our stockholders in the future, thus avoiding or delaying the need to again register. Approval of the amendment is contingent on stockholder approval of the merger agreement.

The merger and the amendment cannot occur unless the holders of a majority of the shares of First BancTrust common stock entitled to vote at the special meeting of stockholders approve the merger agreement and the amendment. The board of directors has scheduled a special meeting of stockholders to vote on the merger as follows:

Tuesday, October 21, 2008 at 10:00 a.m.
First Bank & Trust’s Main Office
101 South Central Avenue
Paris, Illinois 61944

This document provides you with detailed information about the proposed merger and the amendment. Please see “Where You Can Find More Information” on page 50 for additional information about First BancTrust on file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the proposed transaction or determined if this proxy statement is truthful or complete. The Securities and Exchange Commission has not passed upon the fairness or merits of the proposed transaction nor upon the accuracy or adequacy of the information contained in this proxy statement. It is a criminal offense for any person to tell you otherwise.

The date of this proxy statement is September 8, 2008. We first mailed this proxy statement to the stockholders of First BancTrust on or about that date.

IMPORTANT NOTICES

First BancTrust common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when shares of First BancTrust common stock are converted.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

First BancTrust makes forward-looking statements in this proxy statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of First BancTrust after the merger is effected. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1) changes in economic conditions, both nationally and in our primary market area;

(2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

The words “we,” “our,” and “us,” as used in this proxy statement, refer to First BancTrust and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the following Question and Answers section, highlights the material information included in this proxy statement. This Summary Term Sheet may not contain all of the information that is important to you. To understand the merger proposal fully, and for a more complete description of the legal terms of the merger proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

•	The merger would result in a reduction in the number of First BancTrust stockholders. This reduction is expected to permit First BancTrust to terminate the registration of its securities under the Securities Exchange Act of 1934. (See page 29.)

•	The merger would be effective when the certificate of merger is filed with the Secretary of State of the State of Delaware, or as otherwise specified on the certificate of merger. First BancTrust intends to file the certificate of merger promptly following stockholder approval of the merger proposal. (See page 24.)

•	Each holder of record of 250 or more shares of First BancTrust common stock immediately prior to the effective time of the merger will continue to be a holder of the same number of shares he or she owned prior to the effective time. (See page 11.)

•	Continuing First BancTrust stockholders following the effective time of the merger will not be entitled to any cash payment for their shares of common stock as a result of the merger. (See page 11.)

•	Each holder of record of fewer than 250 shares of common stock immediately prior to the effective time of the merger will be entitled to receive only cash, without interest, in the amount of $11.00 for each share of common stock held immediately prior to the effective time. (See page 11.)

•	Following the effective time of the merger, stockholders who are entitled to be paid cash for their shares will no longer be stockholders of First BancTrust. (See page 11.)

•	In conjunction with the merger, stockholders are also being asked to consider an amendment to First BancTrust’s certificate of incorporation which would prohibit certain transfers of the surviving corporation’s stock if, as a result of the transfer, any stockholder would own of record fewer than 250 shares of the surviving corporation. The amendment is contingent on stockholder approval of the merger agreement. (See page 30.)

•	At the special meeting, holders of common stock will be asked to approve the merger transaction and the amendment. Each share of common stock is entitled to one vote. Under Delaware law, the merger must be approved by a majority of the shares of First BancTrust common stock entitled to vote. (See page 31.)

•	On the record date, there were approximately 2,185,839 shares of common stock issued and outstanding. Of those shares, approximately 267,965 shares are owned, directly or indirectly, by directors and executive officers (approximately 12.3% of the outstanding shares). We have been informed that all of First BancTrust’s directors and executive officers intend to vote in favor of the merger proposal. Therefore, the affirmative vote of 824,955 shares (approximately 37.7% of the outstanding shares) of unaffiliated stockholders is necessary to ensure the approval of the merger and the amendment. (See page 31.)

•	The applicable Delaware laws entitle stockholders of First BancTrust to elect dissenters’ rights in connection with the merger. (See page 25.)

•	Shares held in “street name” accounts with brokerage firms, banks and other investment institutions at the effective time of the merger may remain outstanding after the merger. Stockholders who own fewer than 250 shares in a “street name” account with a broker, bank or other investment institution will not be cashed out as a result of the merger if the investment institution holds of record 250 or more shares immediately prior to the effective time of the merger. If you are a security holder who holds your shares in street name and hold fewer than 250 shares you will be unable to predict whether you will be cashed out in the merger unless you promptly take action to become a record holder on First BancTrust’s stockholder list, rather than a holder in street name. Re-registration of shares can take a week or more to become effective so please do not delay if you wish to ensure that you are the record holder at the time of the merger. (See page 6.)

•	The merger agreement and the transactions contemplated by the merger agreement are subject to a number of conditions, including approval of the merger by our stockholders. (See page 25.)

•	As a result of the merger, First BancTrust anticipates that it will be able to terminate the registration of its securities under the Securities Exchange Act of 1934. This means First BancTrust would no longer publicly file financial information nor incur the burdens, risks and expense associated with being subject to this act. (See page 29.)

•	Following the completion of the merger, First BancTrust’s common stock would no longer be registered with the SEC and, as a result, the public would have access to less information about First BancTrust. For example, while First BancTrust intends to prepare and distribute to remaining stockholders on an annual basis, an annual report containing audited financial statements along with a less detailed proxy statement, First BancTrust will not prepare and make available the following reports which it currently files with the SEC:

•	Annual Report on Form 10-K;

•	Quarterly Reports on Form 10-Q;

•	Current Reports on Form 8-K;

•	Forms 3, 4, and 5 required of executive officers and directors under Section 16 of the Securities Exchange Act; and

•	Detailed proxy statement as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

In addition, the merger will result in there being less liquidity in First BancTrust’s common stock and may negatively affect the goodwill of some customers of First BancTrust’s subsidiary bank. (See pages 23 and 29.)

•	First BancTrust’s directors and officers have, or may appear to have, a conflict of interest in voting for and recommending the approval of the merger. As a result of the merger, directors and officers’ beneficial ownership of First BancTrust stock, as a group, are expected to increase from approximately 21.9% to 22.3%. (See page 36.)

•	The merger is expected to be taxable to those stockholders who receive cash in exchange for their securities. These holders are expected to recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their securities. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the securities. Stockholders should consult their personal tax advisors for a full understanding of the merger’s tax consequences. (See page 27.)

•	First BancTrust’s financial advisor, Howe Barnes Hoefer & Arnett, Inc., has given the Board of Directors a written opinion that the cash consideration to be paid in the merger is fair, from a financial point of view, to the stockholders of First BancTrust. (See page 12.) A copy of this opinion is attached to this proxy statement as Appendix C.

•	The proposed amendment is expected to help slow the growth in the number of stockholders, thus avoiding or delaying the need to again register the common stock under the Securities Exchange Act of 1934. The amendment will be effective when First BancTrust files a certificate of amendment with the Delaware Secretary of State. First BancTrust intends to file the certificate of amendment promptly following stockholder approval of the amendment proposal. (See page 30.)

•	The amendment will not take effect unless the stockholders approve the merger.

•	The board of directors has determined that the proposed merger is substantively and procedurally fair to all unaffiliated stockholders of First BancTrust, including those being cashed out in the merger, as well as those remaining unaffiliated stockholders. The board has also determined that the price of $11.00 per share to be paid to those holders receiving cash for their shares is a fair price. Applicable SEC rules require that in addition to First BancTrust itself, FBT Merger Co. must express its belief as to the substantive and procedural fairness of the merger to each group of unaffiliated stockholders. FBT Merger Co. has determined that the merger is substantively and procedurally fair to the unaffiliated stockholders of First BancTrust that are cashed-out in the merger, as well as those remaining unaffiliated stockholders of First BancTrust. (See pages 20 and 22.)

•	The board recommends that stockholders vote FOR the Agreement and Plan of Merger proposal and FOR the amendment to the certificate of incorporation.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address commonly asked questions regarding the special meeting, the merger and the amendment. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

When and where is the special meeting?

The meeting will be held on Tuesday, October 21, 2008, at 10:00 a.m. local time, at First Bank & Trust’s Main Office, located at 101 South Central Avenue, Paris, Illinois 61944.

How many votes do I have?

You will have one vote for every share of common stock you owned on August 29, 2008, the record date.

How many votes can be cast by all stockholders?

As of August 29, 2008 (the record date), 2,185,839 shares of common stock were issued and outstanding and held of record by approximately 484 stockholders.

Can I change my vote?

Yes, just send in a new proxy with a later date, or send a written notice of revocation to the corporate secretary at the address on the cover of this proxy statement. If you attend the special meeting and want to vote in person, you can deliver a written revocation of your proxy to the secretary at the meeting.

What happens if the meeting is postponed or adjourned?

Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Why should I vote to approve the plan of merger?

The board of directors believes that the merger is in the best interests of all First BancTrust stockholders. The merger will reduce the number of holders of shares of common stock to below 300 persons, which will then allow termination of the registration of the common stock under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The board believes that the monetary expense and the burden to management incident to continued compliance with the 1934 Act significantly outweigh any material benefits derived from continued registration of the shares.

The merger will also serve as a source of liquidity for those stockholders who receive cash for their shares. The board recognizes that there is no active trading market for the common stock and no market is expected to develop upon consummation of the merger. The board believes that the merger provides a means for those stockholders with a limited number of shares to receive cash for their shares at a fair price and without out-of-pocket costs.

How will the merger affect the day-to-day operations?

The merger will have very little effect on First BancTrust or its subsidiary bank’s operations. The bank will continue to conduct its existing operations in the same manner as now conducted. The certificate of incorporation and by-laws of First BancTrust and the bank will remain in effect and unchanged by the merger. The deposits of the bank will continue to be insured by the FDIC. After the merger is completed, the current officers and directors of the bank will continue to hold the positions each now holds with the bank, and the bank will continue to be regulated by the same agencies as before the merger.

How was the cash price for shares of the common stock determined?

The board of directors retained Howe Barnes Hoefer & Arnett, Inc., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the board in determining a fair price for the shares of common stock to be purchased by First BancTrust in the merger transaction. Howe Barnes delivered a valuation report to the board valuing a share of the common stock at $11.00 per share. The board of directors considered the independent valuation and other factors and determined that the cash consideration under the merger agreement should be $11.00 per share. Subsequently, Howe Barnes issued an opinion to the board of directors that the cash consideration to be paid in the merger is fair, from a financial point of view, to the stockholders of First BancTrust. A copy of the fairness opinion of Howe Barnes is attached as Appendix C to this proxy statement for your review.

May I obtain a copy of Howe Barnes’ valuation report?

In connection with Howe Barnes’ fairness opinion, Howe Barnes has prepared and delivered to First BancTrust a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at First BancTrust’s main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including First BancTrust, who file electronically with the SEC. The address of that site is http://www.sec.gov. First BancTrust has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Company’s Schedule 13E-3 and is available for inspection electronically at the SEC’s website.

When will the merger be completed?

We plan to complete the transaction during the fourth quarter of 2008 so that registration of the common stock can be terminated in the fourth quarter of 2008.

Should I send in my common stock certificates now?

No.  After the merger transaction is completed, those stockholders who receive cash in the merger will receive written instructions for exchange of their common stock certificates for cash.

What is the purpose of the amendment?

The amendment will allow First BancTrust to slow the growth of its stockholder base by limiting transfers which would result in a stockholder holding of record fewer than 250 shares.

Who can help answer my questions?

If you have any questions about the special meeting or any of the items to be considered by the stockholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact: Terry J. Howard, President and Chief Executive Officer, First BancTrust Corporation, 101 South Central Avenue, Paris, Illinois 61944. His telephone number is 217-465-0260.

What do I need to do now?

•	Mail your signed proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted “FOR” the proposal to approve and adopt the merger and the merger agreement and “FOR” the amendment.

•	For a more complete description of voting at the stockholders meeting, see the section entitled “Information Regarding the Special Meeting of Stockholders” beginning on page 30 of this proxy statement.

SPECIAL FACTORS

Background of the Merger Proposal

Overview.  Of First BancTrust’s 484 holders of record, approximately 258 hold fewer than 250 shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 258 record holders (who comprise approximately 53% of all record holders) own an aggregate of approximately 27,779 shares, or 1.3% of our outstanding shares.

We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 250 shares of our common stock and hold the shares in street name. The right to retain stock or receive cash as a result of the merger will be determined with reference to the number of shares held as it appears on First BancTrust’s list of record stockholders as of the effective time of the merger. Thus, the rights of a beneficial owner of shares held in street name will be determined with reference to the number of shares held in aggregate by that bank, broker, financial institution or its depository or nominee as that holding appears on the stock records of First BancTrust, and not with reference to the number of shares owned by the ultimate beneficial owner of those shares. Therefore, if you are a stockholder who holds your shares in street name and hold fewer than 250 shares, you will be unable to predict whether you will be cashed out in the merger unless you take action to become a record holder on First BancTrust’s stockholder list, rather than a holder in street name. Generally, this is accomplished by instructing your nominee in writing to re-register your shares in your name personally (or as you otherwise instruct other than in “street” name). Your nominee may have specific procedures in order to effect such re-registration so please contact your nominee promptly if you wish to re-register your shares.

If you are a record holder holding 250 or more shares and want to ensure that you are cashed-out in the merger, you must take some action to reduce your holdings below 250 shares prior to the close of business on the day preceding the effective time of the merger (e.g. by selling some of your shares, or re-registering a portion of them in another form — jointly, for example, if you currently hold them individually). Correspondingly, if you are a record holder holding fewer than 250 shares but would like to remain a stockholder of First BancTrust, you must take some action to increase your shares up to 250 or more (e.g., by buying additional shares or consolidating your ownership if you hold shares in more than one form, for example, jointly and individually, or by transferring stock into street name with a broker that holds 250 or more shares). First BancTrust has assumed that a substantial portion of the beneficial owners of shares held in nominee with 250 or more shares and will remain stockholders of First BancTrust after the merger.

As a SEC reporting company, First BancTrust is required to prepare and file with the SEC, among other items, the following:

•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q;

•	Current Reports on Form 8-K;

•	Forms 3, 4, and 5 required of executive officers and directors under Section 16 of the Securities Exchange Act; and

•	Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

The costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, costs of printing and mailing the SEC documents and the word processing, specialized software filing costs associated with the SEC reports and other filings, and considerable management’s time and attention devoted to public reporting issues and the SEC’s reporting requirements. These SEC registration-related expenses have increased since the adoption of the Sarbanes-Oxley Act in 2002 and comprise a significant portion of First BancTrust’s overhead expense. . (See “— Purposes of and Reasons for the Merger Proposal.”)

Most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to First BancTrust, and First BancTrust has implemented procedures intended to comply with those requirements. However, one very substantial requirement of the Sarbanes-Oxley Act, Section 404, will first be applicable to First BancTrust in connection with its annual report to be filed in the first quarter of 2010. In general terms, Section 404 of the Sarbanes-Oxley Act requires that management include in each annual report an assessment of the effectiveness of its internal control structure and procedures for financial reporting. Further, for First BancTrust’s annual report to be filed in 2010, it will require that First BancTrust’s registered public accounting firm attest to, and report on, this assessment. These requirements are expected to result in significant increased annual charges from First BancTrust’s registered public accounting firm. The merger proposal is being made at this time, primarily to avoid the costs to be incurred in complying with Section 404 of the Sarbanes-Oxley Act and, secondarily to eliminate those costs that we currently incur as a result of having our securities registered under the Securities Exchange Act. The sooner the proposal can be implemented, the sooner First BancTrust will cease to incur the expenses and burdens associated with having our securities registered under the Securities Exchange Act and the sooner holders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

Alternatives Considered.  The board considered the following alternatives at its March 20, 2008 and April 21, 2008 board meetings, further details of which meetings are described in detail below. In making its determination, the board of directors considered other means of possibly achieving the same result, but rejected these alternatives for the reasons that follow. These alternatives were:

•	Tender Offer at a Similar Price. The board of directors was uncertain as to whether this alternative would result in securities being tendered by a sufficient number of record holders so as to accomplish the going private objective and to reduce recurring costs. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their securities.

•	Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record stockholders, assuming approval of the reverse stock split by First BancTrust’s stockholders. In a reverse stock split, First BancTrust would acquire the interests of the cashed-out stockholders pursuant to an amendment to First BancTrust’s certificate of incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out stockholders would own less than one full share of First BancTrust common stock. First BancTrust would then distribute cash for the resulting fractional share interests. The reverse stock split and the merger would both achieve the same objective of reducing the number of record common stockholders, assuming stockholder approval. However, the reverse stock split had the disadvantage that it would result in an unreasonably high share price, or in the alternative, would require an immediate “forward stock split” to return the stock to its pre-reverse share price — a procedural step that would not be necessary utilizing a merger. The board viewed the merger alternative as preferable because it did not require this subsequent step.

After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for First BancTrust and its stockholders. First BancTrust estimates that, following the proposed merger, it should have approximately 226 stockholders of record, which will permit First BancTrust to terminate the registration of its securities under the Securities Exchange Act.

Board of Directors.  Since the enactment of the Sarbanes-Oxley Act in 2002, management and the board of directors had become increasingly aware of the alternative of going private, as that alternative has been presented at industry conferences, in business publications and discussed generally among banking industry participants. Management and the board also became aware of going private transactions being effected by other community bank holding companies which are very similar to First BancTrust located in Illinois, Michigan, Ohio, and Indiana. On February 7, 2008, the board of directors held a meeting at which issues relating to going private were discussed. All members of the board of directors were present along with Mrs. Litteral and representatives of Howe Barnes.

Howe Barnes discussed common reasons for going private, various risks and costs of going private and alternative structures of completing a going private transaction. Mrs. Litteral reviewed with the board the historical costs that would continue if First BancTrust continues as a reporting company. These costs were estimated at approximately $173,700. In order to be conservative, these estimates reviewed by Mrs. Litteral with the board included the direct internal costs associated with the employment of a dedicated employee responsible for Sarbanes-Oxley Section 404 compliance but did not include any estimate of management time involved in department heads performing periodic testing of their control procedures, or Mr. Howard’s or Mrs. Litteral’s management time in overseeing these responsibilities. (See “Purposes of and Reasons for the Merger Proposal.”)

Mrs. Litteral then provided the board with an overview of the Sarbanes-Oxley Act and Section 404 in particular. Mrs. Litteral reviewed with the board current reporting requirements of First BancTrust as well as the additional requirements resulting from the full implementation of Section 404. Based on information received from First BancTrust’s independent registered public accounting firm, Mrs. Litteral estimated that costs for the external audit of management’s assessment of its internal controls which would begin to be required starting in 2010 would be between $40,000 and $80,000 per year. Mrs. Litteral further estimated that total annual employee costs to perform testing and ongoing monitoring of control procedures required under Section 404 including estimates of management time involved in department heads performing periodic testing of their control procedures, and Mr. Howard’s and Mrs. Litteral’s management time in overseeing these responsibilities was approximately $177,500.

At that meeting, the board of directors authorized management to further investigate the feasibility of a going private transaction and to report back to the board at its April meeting.

The board of directors held a special meeting on March 20, 2008, which was attended all members of the board of directors, representatives of Howe Barnes, and Theodore L. Eissfeldt of Howard & Howard Attorneys P.C. Mrs. Litteral was also present. Mr. Eissfeldt discussed with the board the board’s fiduciary responsibilities in considering a going private. He also discussed the alternative structures of and steps necessary to complete a going private transaction. Additional discussions took place regarding the feasibility and costs associated with a going private transaction. Management reported to the board regarding the number of stockholders who would likely receive cash in a going private transaction in order to achieve a reasonable number of stockholders to assure that the going private transaction would have ongoing success. Mrs. Litteral again reviewed with the board the costs that the company would continue to incur if First BancTrust continues as a reporting company.

At a special board meeting held on March 27, 2008, all members of the board of directors were present. The board discussed the need for the appointment of a financial advisor to perform a stock valuation and to ultimately render a fairness opinion in connection with such a transaction. Following that discussion, the board authorized management to engage the services of Howe Barnes to serve as financial advisor in connection with a possible going private transaction. The board also instructed management to move forward in exploring the going private transaction for consideration at the April, 2008 meeting of the board of directors. The engagement letter with Howe Barnes was executed by Mr. Howard on behalf of First BancTrust on April 14, 2008. Pursuant to the engagement, Howe Barnes agreed to:

•	meet with the board of directors and management of First BancTrust as necessary, either in person or telephonically;

•	identify alternative methods of effecting the transaction;

•	analyze the financial impact of the transaction and provide such written analysis to First BancTrust;

•	identify and evaluating other similar transactions; and

•	either (i) render an opinion in such form as it and First BancTrust shall consider appropriate, as to the fairness, from a financial point of view, to First BancTrust’s common shareholders of the consideration to be paid by First BancTrust in the transaction or (ii) advise the board of directors that it is unable to render such an opinion due to the excessiveness of the consideration.

At the April 21, 2008 meeting of the board of directors of First BancTrust, which was attended by all First BancTrust directors, Mrs. Litteral, Mr. Eissfeldt and Kenneth Lovik and Andrew Ross of Howe Barnes, Mr. Eissfeldt

summarized alternative legal structures associated with the proposed transaction, the terms of a proposed agreement and plan of merger by and between First BancTrust and a Delaware corporation to be formed to facilitate the proposed transaction and the steps necessary to complete the transaction.

Mr. Howard then requested Mr. Lovik and Mr. Ross from Howe Barnes to present the results of the valuation of the per share value of the common stock of First BancTrust prepared by Howe Barnes. Mr. Lovik and Mr. Ross then reviewed the considerations, methodology and results of the valuation. (See “Financial Fairness.”) They indicated that Howe Barnes concluded that the reasonable estimate of the per share value of the common stock of First BancTrust is $11.00 per share. A discussion then took place regarding the valuation report. Mr. Lovik and Mr. Ross answered questions posed by members of the board. A discussion then took place regarding recent trades, balancing the interest of stockholders receiving cash and the interest of remaining stockholders, and various other factors. Mr. Lovik and Mr. Ross were asked whether their firm was prepared to issue an opinion that the price of $11.00 per share to be paid in the merger was a fair price, from a financial point of view, to the stockholders of First BancTrust. Mr. Lovik stated that the valuation result supports such price and that it is the opinion of Howe Barnes that the $11.00 per share to be paid in the merger is fair, from a financial point of view, to the stockholders of First BancTrust.

A discussion took place regarding procedural safeguards which could be put in place to assure that the transaction is fair to all stockholders, including those stockholders who are not affiliated with First BancTrust. The board considered whether to utilize a procedure which would require a majority vote of stockholders in favor of the proposed transaction including the votes of stockholders who are unaffiliated with First BancTrust. The board also considered whether to appoint an independent committee made up exclusively of non-employee directors to consider the proposed transaction. The board determined that because directors and officers group have a right to vote approximately 12.3% of First BancTrust’s outstanding stock and non-employee directors constitute all but one member of the board, adequate procedural safeguards exist to assure fair treatment of stockholders, including those not affiliated with First BancTrust. (See “Recommendation of our Board of Directors.”)

The board then determined that the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of the Company and its stockholders, including those stockholders who are not affiliated with the Company, that the cash payment to be made to stockholders of the Company who receive cash pursuant to the merger agreement will be $11.00 per share, and approved and adopted the merger agreement. The board also approved the amendment to the certificate of incorporation, subject to the approval of the merger agreement, and recommended that such amendment be approved by the stockholders.

Finally, on June 6, 2008, the board members reviewed with management a draft proxy statement and transaction statement on Schedule 13E-3 prepared by counsel and discussed the necessary SEC disclosures. Thereafter, the board approved the form of proxy statement and Schedule 13E-3 and authorized management to make all necessary filings with the SEC or otherwise to consummate the proposed “going private” transaction with each director indicating his intent to vote in favor of the merger. The board also received, reviewed and accepted a written fairness opinion, dated June 6, 2008 from Howe Barnes, a copy of which is included as Appendix C to this proxy statement, which opinion states that $11.00 per share to be paid in the merger is fair, from a financial point of view, to the stockholders of First BancTrust.

The board did not consider other methods to significantly reduce its overhead expense as an alternative to a going private transaction. The board did not consider a possible sale of First BancTrust since no firm offers had been presented to the board and no determination had been made that such a sale would be in the best interest of the stockholders. See “— Recommendation of our Board of Directors” below for a discussion of the factors and procedural safeguards considered by the board in connection with the merger.

Purposes of and Reasons for the Merger Proposal

The purpose of the proposed merger is to terminate First BancTrust’s status as a reporting company with the SEC, which the board believes will reduce expenses and create stockholder value. We are aware that the advantages to being a public company, including potential investment liquidity and the possibility for use of company securities to raise capital in the public markets or make acquisitions, may be important to some companies. We have not, however, been able to take advantage of these benefits and do not anticipate that we will be in a position to do so in the foreseeable future. In our experience, community banks of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity.

While the periodic reporting, proxy rules, liability provisions, and recently enacted provisions of Sarbanes-Oxley which, among other things, require that the Company’s officers certify the accuracy of its financial statements, create significant value for the Company’s stockholders, in the board’s judgment, the significant costs associated with the ongoing registration of First BancTrust stock with the SEC outweighs the benefits that First BancTrust and its stockholders receive as a public reporting company. In addition, the board believes that management has reduced the Company’s controllable corporate overhead as much as possible, and that the majority of the corporate costs remaining are those associated with being a public company. We believe these costs will only continue to increase.

First BancTrust incurs direct and indirect costs associated with the filing and reporting requirements imposed on public companies by the 1934 Act. Examples of anticipated direct cost savings from terminating registration of the common stock include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $173,700 or 1.8% of our overhead expense for our 2007 reporting year and 2008 annual meeting (the “2007 reporting cycle”).

These expenses consisted of the following:

Accounting Fees	$16,700
Securities Counsel	$32,600
Corporate Communications	$18,400
NASDAQ Annual Fee	$27,500
SEC Filing Fees and Miscellaneous Miscellaneous	$6,500
Internal Compliance Costs	$72,000

We believe that the costs incurred over the 2007 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration. For example, as a result of the implementation of Section 404 of the Sarbanes-Oxley Act, we have been advised by our independent auditors that the anticipated fees in 2010 for its audit of our management’s assessment of internal controls required under Section 404 are expected to be approximately 66% to 120% of our audit fees (approximately $67,000 in 2007).

Estimates of the annual savings to be realized if the merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management’s estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to the public company status. In some instances, management’s estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a reduction in annual audit fees if we cease to be public as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Further legal costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct miscellaneous clerical and other expenses. The amounts set forth above are only estimates, and the actual savings to be realized may be higher or lower than these estimates.

The projected reduction in the number of total record stockholders from 484 to approximately 226 will also result in reduced expenses and less burden on management because First BancTrust will have less than half of its current number of stockholders. The decrease in number of stockholders reduces the volume of communications and amount of postage and related expenses associated with the quarterly issuance of dividend checks to stockholders and other stockholder communications.

Structure of the Merger

The merger proposal is structured as a “going private” transaction because it is intended to and, if completed, will likely result in the termination of our reporting requirements and other filing obligations under the Securities Exchange Act of 1934, as amended.

The merger has been structured so that upon consummation of the merger, First BancTrust will have fewer than 300 record holders of its shares of common stock. We have recently organized FBT Merger Co. solely to facilitate the merger transaction. FBT Merger Co. will be merged with and into First BancTrust pursuant to the terms of the merger agreement. First BancTrust will be the surviving corporation to the merger. If completed, the merger will have the following effects.

Shares held by stockholders owning fewer than 250 shares.  Each share of common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 250 shares will be converted, pursuant to the terms of the merger, into the right to receive a cash payment of $11.00 per share. After the merger and payment of that amount, holders of these shares will have no further interest in First BancTrust. These stockholders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

Shares held by stockholders owing 250 or more shares.  Each share of common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 250 or more shares of common stock will remain outstanding and continue to represent one share of common stock in First BancTrust following the merger.

Beneficial owners of shares of the common stock.  Nominees (such as a bank or broker) may have required procedures, and stockholders holding common stock in “street name” should contact their nominees to determine how they will be affected by the merger transaction.

Under the merger agreement, each share of common stock owned by a stockholder who holds of record fewer than 250 shares will be converted into the right to receive cash. The board selected 250 shares as the ownership minimum for several reasons, including to ensure that, after completion of the merger:

•	the number of record stockholders would be less than the 300 stockholder limit necessary to terminate registration with the SEC; and

•	First BancTrust would have sufficient flexibility to issue stock in the future for corporate purposes, including raising equity capital for First BancTrust or the Bank or attracting and retaining qualified employees, directors or executive officers.

The 250 share level was chosen by the board based on management’s review with the board of First BancTrust’s stockholder base. The board considered using a number other than 250 shares. The board was aware that stockholders are free to buy or transfer shares until the effective time of the merger. It is expected that some stockholders will acquire additional shares before the effective time through market purchases or other transactions in order to be a holder of more than the threshold number of shares and thus remain a stockholder after the Merger. Because the number of stockholders above the threshold could increase before the Effective Time, it was necessary to select a threshold sufficiently high to make reasonable allowance for changes in the composition of the stockholder list without defeating the purposes of the proposed transaction. In reliance on management’s analysis, the board believes that using a number lower than 250 would have resulted in an unacceptably high risk that the transaction would not yield the desired result of having less than 300 stockholders. Out of a total of 484 record stockholders, approximately 226 stockholders own 250 or more shares of our common stock. These 226 stockholders own, in the aggregate, approximately 98.7% of the outstanding shares of common stock.

Determination of the Terms of the Merger

The structure and terms of the merger were determined by the board of directors. Of the alternatives considered by the board for reducing the number of stockholders of the Company in order to enable the Company to deregister its securities with the SEC, the board chose a merger transaction over both (1) a tender offer; and (2) a reverse stock split. The board believes the merger transaction is preferable because (1) unlike the tender offer, the merger transaction provides substantial certainty that sufficient stockholders will be eliminated to enable the Company to deregister; and (2) unlike the reverse stock split, the merger transaction would not result in an unreasonably high share price, or in the alternative, require a second step “forward stock split” to restore the stock to around its pre-reverse stock split share price. See “Background of the Merger — Alternatives Considered.”

Because FBT Merger Co. is an affiliated company, the terms of the merger cannot be considered the result of arm’s-length negotiations between unrelated parties. Consequently, the board retained Howe Barnes, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the common stock. The cash consideration to be paid for the common stock under the merger was determined by the board of directors largely in reliance on Howe Barnes’ valuation report and fairness opinion. See “— Financial Fairness.”

Financial Fairness

The board of directors believes that the merger proposal is fair to, and in the best interests of, First BancTrust and all stockholders, including those stockholders who are not officers and directors, and to all stockholders who will receive cash for their shares. The board of directors also believes that the process by which the merger is to be approved is fair. All of First BancTrust’s board members who are not affiliated with First BancTrust (seven of First BancTrust’s eight directors) have approved the merger and the transactions contemplated by the merger agreement.

The board of directors believes that the merger proposal is fair despite the absence of statutory safeguards identified by the SEC, namely that

•	the board did not retain an unaffiliated representative to act solely on behalf of the stockholders who are not officers or directors, including stockholders who will receive only cash in the merger, for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal; and

•	the merger proposal is not structured so that the approval of at least a majority of those stockholders who are not officers and directors is required.

However, despite the absence of an SEC requirement to do so, the board did obtain an opinion from an unaffiliated third-party relating to the fairness of the cash consideration to be paid to certain stockholders. As a result of obtaining an independent fairness opinion, the board determined that the cost of obtaining an additional fairness opinion or valuation from an unaffiliated representative for the purpose of negotiating the terms of the merger proposal on behalf of the unaffiliated stockholders would be costly and would not provide any meaningful additional benefit.

In connection with rendering the valuation and its opinion to First BancTrust, Howe Barnes performed a variety of financial analyses, which are summarized below. Howe Barnes believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Howe Barnes’s valuation and its opinion. Howe Barnes arrived at the valuation and its opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description.

In connection with rendering its valuation analysis and opinion, Howe Barnes reviewed and considered, among other things:

•	The recent operating history and nature of First BancTrust’s business;

•	Certain publicly available financial statements, both audited (where available) and un-audited, and other historical financial information of First BancTrust;

•	First BancTrust’s Annual Report for the year ended December 31, 2007;

•	First BancTrust’s interim financial statements for the quarter ended March 31, 2008;

•	Discussions with senior management of First BancTrust regarding First BancTrust’s business and future prospects;

•	Financial projections for First BancTrust for the years ending December 31, 2008 through 2012 as provided by and reviewed with senior management;

•	The publicly reported historical price and trading activity for First BancTrust’s common stock, including a comparison of certain financial and stock market information for First BancTrust with similar publicly available information for certain other companies, the common stock of which are publicly traded;

•	Such other information and performed such other studies and analyses as Howe Barnes’ considered relevant.

The valuation analysis provided by Howe Barnes to First BancTrust, dated as of April 21, 2008, was necessarily based upon economic, monetary, financial market, and other relevant conditions as of the date the valuation analysis was rendered.

In connection with its review and arriving at its valuation analysis, with the consent of First BancTrust’s board, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by First BancTrust to Howe Barnes for purposes of rendering its analysis. Howe Barnes did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from First BancTrust. Howe Barnes assumed that this information reflected the best available estimates and good faith judgments of management as to First BancTrust’s future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. As a matter of course, First BancTrust does not publicly disclose internal management forecasts or projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role as its financial advisor, and those forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions First BancTrust faces. Accordingly, actual results could vary significantly from those set forth in the forecasts and projections. The following is the forecast provided by First BancTrust’s management to Howe Barnes:

Year-to-Date Income Statement

	History	Projected	Projected	Projected	Projected	Projected
	12-2007	12-2008	12-2009	12-2010	12-2011	12-2012

Tot Int-Bear DF	220,720	72,848	65,415	89,861	97,619	105,421
Total AFS	2,561,785	2,241,061	2,444,755	2,884,688	3,145,189	3,430,391
Total HTM	269,492	238,421	215,045	225,627	238,649	254,065

Tot Invest Inc	2,831,277	2,479,482	2,659,800	3,110,315	3,383,838	3,684,456
Int-Mtg Lns	10,081,096	11,554,007	11,888,607	13,013,956	14,215,472	15,493,878
Int-Comml Lns	2,189,904	1,952,607	1,632,068	1,781,123	1,955,055	2,146,423
Consumer Loans	2,481,394	2,500,463	2,579,809	2,742,924	2,954,198	3,197,857
Int-LOC-Consumer	558,770	460,004	492,457	600,893	656,117	708,550
Total Late Chgs	195,968	177,081	191,247	206,547	223,070	240,916

Tot Ln Interest	15,507,131	16,644,162	16,784,188	18,345,443	20,003,913	21,787,624

TOT INT INCOME	18,559,128	19,196,492	19,509,403	21,545,618	23,485,370	25,577,501
Interest-CD’s	6,463,872	6,096,320	5,331,919	6,409,208	7,331,596	7,972,026
Int-Savings	303,191	297,714	381,377	494,981	537,043	579,961
Int-Checking	509,342	481,538	546,299	718,155	779,406	841,693
Int-Money Mkt	705,939	436,309	490,824	713,391	775,897	837,903

Tot Deposit Exp	7,982,344	7,311,880	6,750,419	8,335,735	9,423,943	10,231,583
Amort Mkt Value	11,109	(11,852)	(12,800)	(13,824)	(14,930)	(16,125)

Net Deposit Exp	7,993,453	7,300,028	6,737,618	8,321,910	9,409,013	10,215,458
Tot Borrowed Fds	1,907,442	1,938,207	1,965,968	2,141,482	2,361,482	2,635,008

	History	Projected	Projected	Projected	Projected	Projected
	12-2007	12-2008	12-2009	12-2010	12-2011	12-2012

TOT INT EXPENSE	9,900,895	9,238,235	8,703,586	10,463,393	11,770,494	12,850,466
NET INT INCOME	8,658,233	9,958,257	10,805,817	11,082,226	11,714,876	12,727,035
Tot Dep Charges	1,449,709	1,507,323	1,627,909	1,758,141	1,898,793	2,050,696
Tot Svcg Fees	862,733	952,631	1,028,842	1,111,149	1,200,041	1,296,044
Tot Cust Fees	295,745	283,609	306,297	330,801	357,265	385,847
Tot REO Ops	(53,557)	(24,473)	(26,431)	(28,546)	(30,829)	(33,296)
Tot Gain SecSale	69,621	52,952	0	0	0	0
Tot Gain Ln Sale	131,966	76,185	82,280	88,863	95,972	103,649
Tot Oth Income	311,358	292,696	316,112	341,401	368,713	398,210
TOT NON INT INC	3,067,576	3,140,923	3,335,009	3,601,809	3,889,954	4,201,150
Tot Sal/Bene	4,494,430	4,919,569	5,116,352	5,321,006	5,533,847	5,755,200
Tot Occup Exp	929,864	884,120	919,485	956,264	994,515	1,034,295
Tot Equip Exp	1,073,331	1,044,993	1,086,792	1,130,264	1,175,475	1,222,494
Tot Data Proc	678,664	737,034	766,515	797,176	829,063	862,225
Tot Dep Ins	26,734	28,878	30,033	31,234	32,483	33,783
Tot Off Supplies	123,742	122,081	126,965	132,043	137,325	142,818
Tot Advertising	239,387	234,751	244,141	253,907	264,063	274,626
Tot Other Exp	1,435,803	1,366,021	1,420,661	1,477,488	1,536,587	1,598,051
TOT NON INT EXP	9,001,955	9,337,447	9,710,944	10,099,383	10,503,357	10,923,492
PROV LN LOSS	774,748	672,000	698,880	726,835	755,909	786,145
INCOME BEFORE TAX	1,949,105	3,089,733	3,731,001	3,857,817	4,345,564	5,218,548
NET TAXES & ADJ	513,968	977,367	1,175,265	1,215,212	1,368,853	1,643,843

NET INCOME	1,435,137	2,112,367	2,555,736	2,642,605	2,976,712	3,574,705

Consolidated Net Income:		1,687,647	2,114,027	2,183,228	2,498,960	3,077,843

Howe Barnes does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that First BancTrust’s allowances are adequate to cover any losses. In addition, Howe Barnes has not reviewed and does not assume any responsibility for any individual credit files and did not make an independent evaluation, appraisal, or physical inspection of the assets or liabilities, contingent or otherwise, of First BancTrust’s individual properties, nor was Howe Barnes provided with any such appraisals. In addition, for purposes of rendering its valuation analysis, Howe Barnes assumed that (i) the transaction will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary regulatory approvals for the transaction will not have an adverse effect on First BancTrust, and (ii) the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules, and regulations. In addition, for purposes of its valuation analysis, Howe Barnes relied on advice of counsel and independent accountants to First BancTrust as to all legal and financial reporting matters with respect to First BancTrust, the transaction and the merger agreement and Howe Barnes assumed, with First BancTrust’s consent, that there are no legal issues with regard to First BancTrust that would affect Howe Barnes’ valuation analysis, and Howe Barnes relied on this assumption without undertaking any independent investigation or inquiry.

Summary of Valuation Analysis.  In connection with rendering its valuation analysis to First BancTrust’s board of directors, Howe Barnes performed a variety of financial and comparative methodologies, which are summarized briefly below. Howe Barnes believes that these analyses must be considered as a whole and that selecting portions of them and the factors considered by Howe Barnes, without considering all of those analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of Howe Barnes’ valuation based on these valuation analyses. The preparation of a valuation analysis is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of those analyses. In its full analysis, Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the bank and thrift industry as a whole. Any estimates in Howe Barnes’ analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals nor do they necessarily reflect the prices at which a company or its respective securities may actually be sold.

Howe Barnes’ analyses included (i) comparable public company (including book value) analysis, (ii) current and historical common stock trading price analysis and (iii) going concern value/discounted cash flow analysis. Howe Barnes reconciled the results of these analyses to establish a fair value for First BancTrust’s common stock. Howe Barnes also provided information on First BancTrust’s relative trading price performance and comparable transactions that resulted in a partial redemption of shares including an analysis of the premiums paid to stockholders.

Relative Price Performance Analysis.  Howe Barnes reviewed the market performance of First BancTrust over the last twelve month period ending April 16, 2008. Howe Barnes compared the market performance of First BancTrust to that of the Guideline Companies (as defined below), all publicly traded thrifts located in the Midwest, all publicly traded thrifts located in Illinois, Nationwide thrifts with assets between $250 and $500 million, and Nationwide thrifts with market capitalizations between $15 and $30 million. During this period, First BancTrust stock traded down 30.52% and the comparable groups listed above traded down 19.20%, 30.88%, 9.83%, 19.04%, and 28.49%, respectively.

Comparable Public Company (Including Book Value) Analysis.  Howe Barnes compared the financial and market performances of First BancTrust to selected publicly traded thrifts with similar characteristics to the Company. Howe Barnes specifically compared First BancTrust to the “Guideline Companies”, the group Howe Barnes believes to be most comparable to the Company. The Guideline Companies include selected publicly traded Midwestern thrifts, excluding those headquartered in major metropolitan areas, with assets between $250 and $500 million. Howe Barnes also analyzed all publicly traded thrifts located in the Midwest, all publicly traded thrifts located in Illinois, Nationwide thrifts with assets between $250 and $500 million and Nationwide thrifts with market capitalizations between $15 and $30 million. Howe Barnes reviewed various financial measures, including earnings performance, operating efficiency, asset quality, and various measures of market performance. Howe Barnes used these measurements to determine relative value of the respective companies within the financial services industry. A list of the Guideline Companies and a summary of the comparable public company analysis is outlined below.

Guideline Companies

Ameriana Bancorp	FFW Corp.	Liberty Bancorp Inc.	River Valley Bancorp
Blue River Bancshares Inc.	First Capital Inc.	LSB Financial Corp.	Sturgis Bancorp
Central Federal Corp.	First Clover Leaf Fin Corp.	Peoples Bancorp	Wayne Savings Bancshares
Citizens Community Bncp	First Fed of N Michigan Bncp	Perpetual Federal Savings Bank	Wells Financial Corp.

	Price to(3)
		Book	Tangible	LTM
Comparison Groups(1)	Weighting(2)	Value	Book Value	Earnings

Guideline Companies	60%	86%	89%	15.0	x
Midwestern Thrifts	10%	86%	88%	16.8	x
Illinois Thrifts	10%	94%	104%	27.3	x
Thrifts w/ Assets $250M – $500M	10%	89%	91%	15.9	x
Thrifts w/ Market Cap $15M – $30M	10%	82%	83%	20.7	x
Median		86%	89%	16.8	x
Weighted Average		87%	90%	17.1	x

(1)	Comparison groups outlined above

(2)	Determined by Howe Barnes

(3)	Median values for the respective comparison group

Howe Barnes next applied the high, low, and weighted average multiples of the Guideline Companies and the four other comparison groups to First BancTrust’s (i) book value per share, (ii) tangible book value per share, and (iii) last twelve months reported earnings per share. As a result, Howe Barnes was able to determine an imputed range of values for First BancTrust based on each of the selected pricing multiples. The table below illustrates the summary of the imputed range of values:

Imputed Value Based on Comparable Public Trading (Including Book Value) Multiples

	Price to
	Book	Tangible	LTM
	Value	Book Value	Earnings

Comparable Trading Multiples
High	94%	104%	27.3	x
Weighted Average	87%	90%	17.1	x
Low	82%	83%	15.0	x
First BancTrust’s per share data(1)	$12.07	$11.52	$0.47
Imputed Per Share Value
High	$11.39	$12.03	$12.84
Weighted Average	$10.47	$10.37	$8.02
Low	$9.94	$9.62	$7.04

(1)	First BancTrust per share data as of December 31, 2007

Based on Howe Barnes’ review of the trading multiple data as determined by its analysis of the comparison groups, it selected the weightings listed below to derive a fair value per share of First BancTrust based on this methodology. Howe Barnes concluded that the fair value indicated by the Guideline Companies and the four other comparison groups is $9.94 per common share.

Comparable Public Company (Including Book Value) Analysis(1)	Weighting(2)	Value

Imputed value based on weighted average price/book trading multiples	40%	$10.47
Imputed value based on weighted average price/tangible book trading multiples	40%	$10.37
Imputed value based on weighted average price/LTM EPS trading multiples	20%	$8.02
Comparable Public Company Trading Multiple Fair Value		$9.94

(1)	Financial data for trading multiples as of December 31, 2007

(2)	Determined by Howe Barnes

Current and Historical Common Stock Trading Price Analysis.  Howe Barnes reviewed the trading prices and volume activity of the Company over the last twelve months, last six months, and last three months prior to April 16, 2008 on days for which a trade had been reported. In analyzing this trading history, Howe Barnes calculated the weighted average trading price per share to be $10.77, $9.91 and $9.30 for the prior twelve months, six month and three months, respectively, ending April 16, 2008. Howe Barnes noted that during the same twelve month period, the Company’s common stock was traded on 148 of the possible 254 days for trading. The average daily volume of First BancTrust stock trading on days the stock actually traded was 2,881, 2,632 and 1,972 shares, respectively, during the twelve month, six month and three month period ending April 16, 2008. The total number of shares traded during the twelve month period was 426,456.

Common Stock Trading Analysis

	Last 12 Months
		% of Total
Price Range	Shares	Shares Traded

$ 7.50 — $ 8.49	10,831	2.54%
$ 8.50 — $ 9.49	36,402	8.54%
$ 9.50 — $10.49	145,480	34.11%
$10.50 — $11.49	50,183	11.77%
$11.50 — $12.49	183,560	43.04%

Total	426,456	100.00%
Weighted Average Price	$10.77
Days Traded	148
Days Not Traded	106
Average Daily Volume(1)	2,881

	Last Six Months
		% of Total
Price Range	Shares	Shares Traded

$ 7.50 — $ 8.49	10,831	5.02%
$ 8.50 — $ 9.49	36,402	16.87%
$ 9.50 — $10.49	144,880	67.12%
$10.50 — $11.49	23,727	10.99%
$11.50 — $12.49	0	0.00%

Total	215,840	100.00%
Weighted Average Price	$9.91
Days Traded	82
Days Not Traded	44
Average Daily Volume(1)	2,632

	Last Three Months
		% of Total
Price Range	Shares	Shares Traded

$ 7.50 — $ 8.49	10,831	15.26%
$ 8.50 — $ 9.49	36,402	51.28%
$ 9.50 — $10.49	23,755	33.46%
$10.50 — $11.49	0	0.00%
$11.50 — $12.49	0	0.00%

Total	70,988	100.00%
Weighted Average Price	$9.30
Days Traded	36
Days Not Traded	27
Average Daily Volume(1)	1,972

(1)	Average daily volume represents total volume for the period divided by the number of days the stock actually traded

Based on Howe Barnes’ review of First BancTrust’s trading activity over the last twelve months and how the overall market for bank and thrift stocks has performed during that time period, it selected the weightings listed below to derive a fair value per share of First BancTrust based on this methodology. Howe Barnes concluded that the fair value indicated by common stock trading activity is $10.00 per common share.

Common Stock Trading Activity	Weighting(1)	Value

Weighted average 12 month trading price	33%	$10.77
Weighted average 6 month trading price	33%	$9.91
Weighed average 3 month trading price	33%	$9.30
Common Stock Trading Activity Fair Value		$10.00

(1)	Determined by Howe Barnes

Going Concern Value/Discounted Cash Flow Analysis.  Howe Barnes performed a going concern/discounted cash flow analysis to generate a range of present values per share of First BancTrust common stock. The range was determined by adding, (i) the “present value” of the future excess capital of First BancTrust; and (ii) the “present value” of the “terminal value” of First BancTrust common stock. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows by a discount rate that takes into account risk, the opportunity cost of capital, expected returns and other factors. “Terminal value” refers to the capitalized value of the Company’s future operating potential.

In this analysis, Howe Barnes used management projections for the years 2008 through 2012 as a basis for forecasting the future excess capital of First BancTrust. Howe Barnes assumed that First BancTrust would maintain its current annual dividend. The analysis assumed a targeted ratio of tangible equity to tangible assets of 7.5% for First BancTrust. Howe Barnes applied price-to-earnings multiples of 11x to 15x and price-to-tangible book multiples of 100% to 125% to the respective projected financial metrics as of December 31, 2012 to establish the terminal value of the Company. The range of terminal multiples applied was based on numerous factors, including the current range of price-to-earnings and price-to-tangible book value multiples of comparable public companies to First BancTrust, historic trading multiples of First BancTrust, and the projected financial performance of the Company. The future excess capital and terminal values were then discounted using rates of 12.5% to 16.5% to represent an estimate of the Company’s cost of equity capital, which Howe Barnes viewed as an appropriate range of discount rates for companies with the risk characteristics of First BancTrust. Howe Barnes used the Buildup Method, a variation of the Capital Asset Pricing Model, to calculate the estimate of the Company’s cost of equity capital. The Buildup Method is an additive model in which the return on an asset is estimated as the sum of a risk-free rate and one or more risk premiums. Each premium represents the reward an investor receives for taking on a specific risk.

Based on these assumptions, the imputed per share present value of First BancTrust common stock using a terminal price-to-earnings multiple ranged from $11.18 to $15.98. Using a terminal price-to-tangible book multiple, the imputed per share present value of First BancTrust common stock ranged from $11.27 to $13.81. Howe Barnes noted that the discounted cash flow analysis was considered because it is a widely used valuation methodology, but that the results of the methodology are highly dependent upon the numerous assumptions that must be made, including asset and earnings growth rates, discount rates, and terminal values.

Based on Howe Barnes’ review of the Company’s projected financial performance and experience in analyzing discounted cash flows to determine current value, it selected the weightings listed below to derive a fair value per share of First BancTrust based on this methodology. Howe Barnes concluded that the fair value indicated by discounted cash flow analysis is $12.80 per common share.

Discounted Cash Flow Analysis	Weighting(1)	Range of Value(2)

Value range based on terminal earnings multiple		$11.18 - $15.98
Value range based on terminal tangible book multiple		$11.27 - $13.81
Midpoint of terminal earnings multiple	25%	$13.58
Midpoint of terminal tangible book multiple	75%	$12.54
Discounted Cash Flow Fair Value		$12.80

(1)	Determined by Howe Barnes

(2)	Average diluted shares outstanding as of December 31, 2007 of 2,234,141 used to calculate per share value

Valuation Analysis Conclusion.  Howe Barnes analyzed the fair value of First BancTrust’s common stock established by comparable public company analysis, common stock trading analysis, and discounted cash flow analysis. Based on the valuation work performed and Howe Barnes’ review of the Company and overall market conditions, it selected the weightings listed below to derive a fair value per share of First BancTrust based on application of all methodologies used. Howe Barnes reconciled the results of the three analyses and determined the current fair value of the Company’s common stock to be approximately $11.00 per share.

Valuation Conclusion	Weighting(1)	Value

Comparable Public Company Analysis	30%	$9.94
Current and Historical Common Stock Trading Price Analysis	30%	$10.00
Going Concern Value/Discounted Cash Flow Analysis	40%	$12.80
Weighted average fair value		$11.10
First BancTrust Fair Value (rounded to nearest quarter)		$11.00

(1)	Determined by Howe Barnes

Liquidation Value.  Howe Barnes also considered liquidation value as a methodology but did not believe that it was relevant in this situation. In a liquidation process, First BancTrust’s assets and liabilities would possibly be sold at prices varying from their current book value, requiring a significant number of variables for which estimates must be made. Furthermore, First BancTrust would incur legal fees, sales costs and other expenses as a result of the liquidation process. Therefore, in Howe Barnes’ opinion, the liquidation value of First BancTrust would be significantly lower than its value as a going concern.

The board of directors requested that Howe Barnes (i) provide its valuation of the common stock, and (ii) issue a fairness opinion on the price determined by the board of directors to be paid for shares of common stock in connection with the merger proposal. While Howe Barnes did provide a valuation, it did not recommend the amount of consideration to be paid in the going private transaction and the board was at all times free to adopt a price at, higher, or below the value determined by Howe Barnes. The board imposed no limitations upon Howe Barnes with respect to the investigations made or procedures followed in rendering the valuation or the fairness opinion. The board reviewed and considered Howe Barnes’ analysis and has adopted it as its own. A copy of Howe Barnes’ fairness opinion is attached to this proxy statement as Appendix C. You or your representative (designated in writing) may inspect and copy the valuation report at the bank’s main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including First BancTrust, who file electronically with the SEC. The address of that site is http://www.sec.gov. First BancTrust has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to First BancTrust’s Schedule 13E-3 and is available for inspection electronically at the SEC’s website. Howe Barnes has consented to the inclusion of its valuation report as an exhibit to First BancTrust’s Schedule 13E-3 and, subject to the limitations described in this section. First BancTrust’s unaffiliated stockholders may rely on the valuation report in making their investment decision.

Howe Barnes is a national investment banking firm. First BancTrust selected Howe Barnes as an advisor based on the firm’s reputation, its experience in investment banking, its extensive experience and knowledge of the bank and thrift market, its recognized expertise in the valuation of bank and thrift businesses, and its familiarity with First BancTrust. Howe Barnes, through its investment banking business, specializes in bank and thrift institutions and is regularly engaged in the valuation of such business and their securities in connection with mergers and acquisitions, competitive biddings and other corporate transactions.

First BancTrust has paid Howe Barnes a valuation fee of $15,000 in connection with the delivery of its financial analysis and an additional fee of $20,000 upon receipt of the fairness opinion. First BancTrust has also agreed to reimburse Howe Barnes for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Howe Barnes and it affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under federal securities laws.

During the two years preceding the date of the opinion, Howe Barnes has not had a material relationship with First BancTrust where compensation was received or that it contemplates will be received after closing of the transaction other than the fees discussed above. In the ordinary course of business as a broker-dealer, Howe Barnes may from time to time, purchase securities from, and sell securities to, First BancTrust. As a market maker in securities, Howe Barnes may also actively trade the equity securities of First BancTrust for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Recommendation of our Board of Directors

Based on the factors described above and the considerations set forth immediately below, the board of directors of First BancTrust has determined that the merger proposal is in the best interests of, and fair to, the unaffiliated stockholders of First BancTrust that are cashed-out in the merger, as well as those remaining unaffiliated stockholders of First BancTrust. The board further determined that the merger consideration ($11.00 per share) payable to the unaffiliated stockholders who receive the cash in the merger is fair to those stockholders. Accordingly, the board of directors unanimously approved the merger proposal, and recommends that the stockholders vote in favor of the merger and the merger agreement.

In reaching its decision to approve the merger proposal and in making its recommendation, the First BancTrust board of directors considered a number of material factors, with each of them considered as positive or negative from a fairness standpoint.

Positive factors for all unaffiliated stockholders.  The factors that the board considered positive for all the unaffiliated stockholders included:

•	the fact that the board retained and received advice from an independent financial advisor, Howe Barnes, in determining the fairness of the price of $11.00 per share;

•	the opinion of Howe Barnes Hoefer & Arnett, Inc., dated June 6, 2008, that the $11.00 per share to be paid in the merger is fair, from a financial point of view, to the stockholders of First BancTrust; and

•	the fact that dissenter’s rights of appraisal would be available in connection with the transaction.

Positive factors for unaffiliated stockholders who receive cash in the merger.  In addition to the positive factors applicable to all unaffiliated stockholders set forth above, the factors that the board considered positive for the unaffiliated stockholders who receive cash in the merger included:

•	the fact that the cash price per share of $11.00 offered in the merger represents a 22% premium over the pre-announcement last sales price of First BancTrust common stock on April 18, 2008 of $9.00;

•	the fact that the merger consideration is all cash, which provides certainty of value to those stockholders and immediate liquidity for the stockholders who receive cash in the merger; and

•	the fact that no brokerage or other transaction costs are to be incurred by stockholders who receive cash in the merger.

Positive factors for remaining unaffiliated stockholders.  In addition to the positive factors applicable to all unaffiliated stockholders set forth above, the factors that the board considered as positive for the unaffiliated stockholders who will remain stockholders following the merger included:

•	the fact that such stockholders would have the opportunity to participate in any future growth and earnings of First BancTrust;

•	the fact that such stockholders would not be required to pay income taxes as a result of the merger; and

•	the fact that the remaining unaffiliated stockholders would realize the potential benefits of termination of registration of the common stock, including, reduced expenses of First BancTrust for no longer having to comply with SEC requirements.

Negative factors for all unaffiliated stockholders.  The factors that the board of directors considered negative for all the unaffiliated stockholders included:

•	the fact that the directors and executive officers of First BancTrust have interests in the merger or have relationships that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including the fact that all of the directors and executive officers will retain their shares in the merger and their ownership interests will increase modestly; and

Negative factors for unaffiliated stockholders receiving cash in the merger.  In addition to the negative factors applicable to all unaffiliated stockholders set forth above, the factors that the board considered negative for the unaffiliated stockholders who would receive cash in the merger included:

•	the fact that such stockholders would not have the opportunity to participate in any future growth and earnings of First BancTrust;

•	the fact that such stockholders would be required to pay income tax on the receipt of cash in the merger; and

•	the fact that these stockholders will not be able to sell their shares at a time and for a price of their choosing.

Negative factors for remaining unaffiliated stockholders.  In addition to the negative factors applicable to all stockholders set forth above, the factors that the board considered negative for the stockholders who will retain their shares in the merger, including all such unaffiliated stockholders, included:

•	the fact that after the completion of the merger and registration is terminated, such stockholders will have decreased access to information about First BancTrust;

•	the fact that after the completion of the merger, there will be approximately 258 fewer stockholders, which will reduce liquidity in First BancTrust’s stock;

•	the fact that after the completion of the merger, First BancTrust will not be subject to the periodic reporting, proxy rules and Section 16 of the 1934 Act; and

•	the merger may negatively affect the goodwill of certain of the Bank’s customers.

While the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was fair and in the best interest of First BancTrust’s unaffiliated stockholders being cashed-out, as well as those remaining unaffiliated stockholders.

The board did not consider any firm offers by third parties because there were none. Neither management nor the board made any efforts to identify a buyer because the board determined that consideration thereof was inappropriate in the context of a transaction that would not be intended to result in a change of control of First BancTrust. The board believed that it would be inappropriate to solicit such offers where no change of control was contemplated. The board did not consider other methods to significantly reduce its overhead expenses as an alternative to a going private transaction since only the going private transaction would result in First BancTrust and the bank continuing to conduct their operations in substantially the same manner as they currently conduct their operations, only without the costs associated with being a “public” company. See “SPECIAL FACTORS — Operations of the Bank Following the Merger.”

The board did not consider and vote upon whether or not to, and as a result, did not, retain an unaffiliated representative to act solely on behalf of stockholders who are not directors or officers of First BancTrust or the bank for purposes of negotiating the terms of the merger transaction or preparing a report on the fairness of the transaction. Nor did First BancTrust structure the transaction so the approval of at least a majority of unaffiliated security holders is required. Stockholders who are expected to receive cash in the merger represent approximately 1.3% of the common stock. The merger requires approval by stockholders holding a majority of the outstanding stock. Directors and officers as a group have the right to vote approximately 12.3% of the outstanding shares of First

BancTrust common stock. Because the shares held by directors and officers represent a small percentage of votes required to approve the transaction and because of the small percentage of stockholders receiving cash in the merger, the board concluded that having an unaffiliated representative to act solely on behalf of stockholders who are not directors or officers of First BancTrust and/or requiring a majority of unaffiliated stockholders to approve the transaction were unnecessary for this transaction.

Likewise, the board did not consider establishing a committee of independent directors to negotiate on behalf of the unaffiliated security holders. First BancTrust’s board of directors consists of nine directors, only one of whom is an officer of First BancTrust. In view of the makeup of the board it was not deemed necessary to establish a committee of independent directors to negotiate on behalf of the unaffiliated security holders.

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger proposal, the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors.

The board, based upon the factors outlined above, believes that the merger proposal is fair to all unaffiliated stockholders of First BancTrust being cashed-out, as well as those remaining unaffiliated stockholders.

Purposes and Reasons of FBT Merger Co. for the Merger Proposal

FBT Merger Co. was organized solely for the purpose of facilitating the merger transaction. As a result FBT Merger Co.’s purpose and reasons for engaging in the merger transaction are the same as those set forth in “— Purposes of and Reasons for the Merger Proposal.”

Position of FBT Merger Co. as to the Fairness of the Merger

FBT Merger Co. has considered the analyses and findings of the First BancTrust board of directors with respect to the fairness of the merger proposal to the unaffiliated First BancTrust stockholders. As of the date hereof, FBT Merger Co. adopts the analyses and findings of the First BancTrust board of directors with respect to the merger, and believes that the merger is fair to the unaffiliated First BancTrust stockholders being cashed-out, as well as the remaining unaffiliated stockholders of First BancTrust. See “— Recommendation of our Board of Directors.” The merger agreement has been approved by FBT Merger Co.’s board of directors and the sole stockholder of FBT Merger Co.

Interests of Certain Persons in the Merger

The officers and directors of First BancTrust and the bank who are also stockholders will participate in the merger in the same manner and to the same extent as all of the other stockholders of First BancTrust. However, all of the officers and directors of the Company own in excess of 250 shares and will, therefore, retain their shares in the merger, unlike many other stockholders who will be required to relinquish their interest in First BancTrust as a result of the merger. If the merger is completed, the respective ownership percentages of the directors and executive officers will increase modestly, as will the ownership interests of any other stockholder who retains his or her shares. As a result of the merger, the beneficial ownership interest of the directors and officers will increase from 21.9% to approximately 22.3%. See “Security Ownership of Certain Beneficial Owners and Management.”

Except as set forth in the immediately preceding paragraph, the executive officers and directors of First BancTrust are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by First BancTrust’s unaffiliated stockholders generally. The proposed transaction does not constitute a “change of control” for purposes of any existing employment agreement with the executive officers of First BancTrust. First BancTrust has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of First BancTrust and the bank and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the merger and the merger agreement.

Certain Consequences of the Merger; Benefits and Detriments to Affiliated and Unaffiliated Stockholders

Pursuant to the terms of the merger agreement, following stockholder approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, FBT Merger Co. will be merged with and into First BancTrust, and First BancTrust will continue as the surviving company in the merger. The merger will cause a reduction in the number of First BancTrust’s stockholders from approximately 484 to approximately 226. Further, the merger will result in termination of the registration of the common stock with the SEC, which will eliminate the reporting and proxy solicitation obligations of First BancTrust pursuant to the Securities Exchange Act of 1934.

The shares that are acquired in the merger will be cancelled. Because all shares of common stock held by the stockholders, who, at the close of business on the date preceding the effective time of the merger, own fewer than 250 shares will be cancelled in the merger, stockholders who own these shares will cease to participate in future earnings or growth, if any, of First BancTrust or benefit from any increases, if any, in the value of First BancTrust or its stock, and they no longer will bear the risk of any decreases in value.

Distributions by the surviving First BancTrust after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the owners of First BancTrust and not to the stockholders who receive cash in the merger.

The merger will also provide unaffiliated stockholders who receive cash in the merger a cost-effective way to cash out their investments, because First BancTrust will pay all transaction costs in connection with the merger proposal.

Potential disadvantages to unaffiliated stockholders who remain as stockholders after the merger is completed and registration terminated include:

•	the fact that after the completion of the merger, First BancTrust will not be subject to the periodic reporting, proxy rules, the liability provisions and Section 16 of the Securities Exchange Act, and the provisions of Sarbanes-Oxley which, among other things, requires that the Company’s officers certify the accuracy of its financial statements; and

•	decreased liquidity, as a result of there being fewer stockholders.

Potential disadvantages to unaffiliated stockholders receiving cash in the merger include:

•	the fact that such stockholders will be required to surrender their shares involuntarily in exchange for a price determined by the board and would not have the opportunity to participate in any future growth and earnings of the Company or to liquidate their shares at a time and price of their choosing; and

•	the tax consequences described in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 27 below.

Operations of First BancTrust and the Bank Following the Merger

Following the merger, First BancTrust and the bank will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of First BancTrust immediately after the merger. First BancTrust and the bank’s charter and by-laws will remain in effect and unchanged by the merger. The deposits of the bank will continue to be insured by the FDIC. The corporate existence of neither First BancTrust nor the bank will be affected by the merger. First BancTrust and the bank will continue to be regulated by the same agencies that regulated each entity before the merger.

Financing of the Merger

The funds necessary to acquire shares of common stock in the merger, approximately $305,000, are anticipated to come from an existing line of credit at the holding company. The Company anticipates that it and bank will be well-capitalized both before and after the merger.

Source of Funds and Expenses

We estimate that approximately $305,000 will be required to pay for the shares of First BancTrust common stock exchanged for cash in the merger. We intend to finance the merger using existing capital. Additionally, First BancTrust will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

SEC filing fees	$12
Legal fees	$70,000
Accounting fees	$5,000
Financial Advisory Fees	$37,500
Printing costs	$23,000
Transfer Agent Fees	$5,600
Other	$1,000
Total	$142,112

Certain Terms of the Merger

The following is a summary of certain provisions of the merger agreement and certain matters relating to the merger. The merger agreement is attached as Appendix A to this proxy statement and is incorporated herein by reference. You are urged to read the merger agreement in its entirety and to consider it carefully.

Effective Time of the Merger

We are working to complete the merger during the fourth quarter of 2008 so that we will terminate our registration with the SEC by December 31, 2008. However, we cannot guarantee that the merger will be effective by the end of 2008.

The merger will become effective at the time (i) of the filing with and acceptance for record of the certificate of merger by the Delaware Secretary of State, or (ii) at such time as we specify in the certificate of merger. The certificate of merger will be filed as soon as practicable after the requisite approval of the merger proposal by the stockholders at the special meeting is obtained and the other conditions precedent to the consummation of the merger have been satisfied or waived. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See “— Conditions to Consummation of the Merger.”

Conversion and Exchange of Stock Certificates

As soon as practicable after the merger is completed, we will mail to each stockholder receiving cash in the merger a letter of transmittal and instructions for surrendering their stock certificates. When these stockholders deliver their stock certificates to us along with the letter of transmittal and any other required documents, their stock certificates will be cancelled and they will be issued a check in the amount of $11.00 per share of common stock that is being cancelled in the merger.

When the merger is completed, the shares of common stock owned by each stockholder receiving cash in the merger will automatically be converted into cash without any further action on the stockholder’s part. In order to receive the cash, however, such stockholders must deliver to First BancTrust their stock certificates along with a letter of transmittal and any other required documents. No service charge will be payable by stockholders in connection with the cash payments or otherwise; and all expenses will be borne by First BancTrust. A stockholder will not be entitled to any distributions that are declared after the merger is completed on any shares of common stock that are automatically converted into cash as a result of the merger, regardless of whether the stockholder has surrendered his or her stock certificates to us. Each stockholder will be entitled to distributions on his or her common stock declared prior to the date on which the merger is completed, even if it is not paid until after the merger is completed provided he or she held the common stock on the date of record for such distribution. Please Do Not Surrender Your Stock Certificates Until You Receive the Letter of Transmittal

Conditions to Consummation of the Merger

The boards of directors of First BancTrust and FBT Merger Co. have approved the merger agreement and authorized the consummation of the merger. Also, the sole stockholder of FBT Merger Co. has approved the merger. The completion of the merger depends upon a number of events, including:

•	the approval of the merger and the merger agreement by the stockholders of First BancTrust;

•	the filing of a certificate of merger with the Delaware Secretary of State; and

•	the receipt of all regulatory approvals, if any. See “— Regulatory Requirements.”

Amendment or Termination of the Merger Agreement

The merger agreement may be amended by mutual written agreement of our board of directors and board of directors of FBT Merger Co., generally without the necessity of further action by you. However, your approval is required for any modification or amendment that:

•	changes the amount or kind of consideration that you will receive for your shares of common stock;

•	changes any provision of First BancTrust’s certificate of incorporation; or

•	changes any of the terms of the merger agreement, if the change would adversely affect your rights as a stockholder.

No amendments or modifications to the merger agreement are presently contemplated. However, if there is any material amendment to the merger agreement before the special meeting, we will notify you and provide you with information relating to the amendments prior to the meeting.

The merger agreement may be terminated by the mutual consent in writing of First BancTrust and FBT Merger Co. at any time before the filing of a certificate of merger with the Delaware Secretary of State. At this time, the parties have no intention of terminating the merger agreement.

Regulatory Requirements

Except for the filing of the certificate of merger with the Delaware Secretary of State upon the approval of the merger by the First BancTrust stockholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

Dissenters’ Rights

All of First BancTrust’s stockholders have the right under Delaware law to demand appraisal of their shares and obtain cash in an amount equal to the fair value of their shares of First BancTrust common stock under the circumstances described below. If First BancTrust’s stockholders fail to comply with the procedural requirements of Section 262 of the Delaware General Corporation Law, they will lose their right to demand appraisal and seek payment of the fair value of their shares.

The fair value that First BancTrust’s stockholders obtain for their shares by dissenting is determined by the statutory requirements of Section 262 of the Delaware General Corporation Law. This fair value may be less than, equal to or greater than the value of the cash and First BancTrust common stock that a stockholder would be entitled to receive under the merger agreement.

The following is a summary of Section 262 of the Delaware General Corporation Law, which specifies the procedures applicable to stockholders demanding appraisal. This summary is not a complete statement of the law regarding the right to demand appraisal under Delaware law, and if you are considering demanding appraisal, we urge you to review the provisions of Section 262 carefully. The text of Section 262 is attached to this proxy statement as Appendix D, and we incorporate that text into this proxy statement-prospectus by reference.

To demand appraisal, you must satisfy each of the following conditions:

•	you must deliver a written demand for appraisal of your shares to First BancTrust before the vote on the adoption of the merger agreement at the special meeting;

•	you must not vote in favor of the merger agreement (the return of a signed proxy that does not specify a vote against the merger agreement or a direction to abstain will be voted in favor of the merger agreement and constitute a waiver of your right of appraisal); and

•	you must continuously hold your First BancTrust shares from the date of making the demand through the time the merger is completed.

If you fail to comply with any of these conditions and the merger becomes effective, you will be entitled to receive only the consideration provided in the merger agreement. Failure to vote on the merger agreement will not constitute a waiver of your appraisal rights. Voting against the merger agreement will not, by itself, satisfy the requirement of a written demand for appraisal.

A written demand will be sufficient if it reasonably informs First BancTrust of the identity of the stockholder and that the stockholder intends to demand an appraisal of his or her shares. All written demands for appraisal should be addressed to: Ellen Litteral, Chief Financial Officer, First BancTrust Corporation, 101 South Central Avenue, Paris, Illinois 61944. The demands must be received before the vote at the special meeting concerning the merger agreement occurs, and should be executed by, or on behalf of, the holder of record. You may withdraw the demand for appraisal within a period of 60 days after the effective time.

To be effective, a demand for appraisal must be executed by or for the stockholder of record who holds the shares, fully and correctly, as the stockholder’s name appears on his or her stock certificates. If First BancTrust shares are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If First BancTrust shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker or trustee, who holds First BancTrust shares as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of First BancTrust shares in the name of that record owner.

At any time within the 60-day period after the effective time, a stockholder may withdraw his or her demand for appraisal. If he or she does so, that stockholder will be treated as having accepted the terms offered in the merger. After the permissive 60-day withdrawal period, a stockholder may withdraw an appraisal demand only with First BancTrust’s consent.

Within 10 days after the merger, First BancTrust must give written notice that the merger has become effective to each holder of First BancTrust shares who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from First BancTrust the appraisal of his or her First BancTrust shares. Within 120 days after the completion of the merger, either First BancTrust or any First BancTrust stockholder who has complied with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the First BancTrust shares held by all stockholders entitled to appraisal of their shares. First BancTrust does not presently intend to file such a petition. Because First BancTrust has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy is delivered to First BancTrust, First BancTrust will then be obligated within 20 days of receipt of the copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of their shares has not been reached. After notice to these stockholders, the Court of Chancery is empowered to conduct a hearing to determine which stockholders are entitled to appraisal rights.

The Court of Chancery will then appraise the First BancTrust shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by First BancTrust of this value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive this money.

Stockholders of First BancTrust who are considering seeking an appraisal should bear in mind that the fair value of their First BancTrust shares as determined under Section 262 could be more than, the same as or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

Costs of the appraisal proceeding may be assessed against the stockholder by the court as the court deems equitable in the circumstances. From and after the effective date of the merger, no stockholder who has demanded appraisal rights shall be entitled to vote his or her stock for any purpose or to receive payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

Failure to comply strictly with these procedures will cause you to lose your appraisal rights. Consequently, if you desire to exercise your appraisal rights, you are urged to consult a legal advisor before attempting to exercise these rights.

Except as provided in this proxy statement under the captions “Where You Can Find More Information” and “May I obtain a copy of Howe Barnes’ valuation report”, there have been no provisions established to grant unaffiliated security holders access to First BancTrust’s corporate files or to obtain counsel or appraisal services at First BancTrust’s expense.

Accounting Treatment

The accounting treatment of the merger will be in accordance with accounting principles generally accepted in the United States of America. For shares that are exchanged for cash, the line item captioned “Common Stock” on the stockholders’ equity section of First BancTrust’s balance sheet will be reduced by the par value of the shares exchanged and the line item “Additional Paid-in Capital” will be reduced by the excess of the purchase price over the par value. For shares that remain outstanding, there will be no accounting impact.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. First BancTrust does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. In addition, First BancTrust does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the merger.

This discussion assumes that you hold your shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

•	stockholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations and entities, including IRAs;

•	insurance companies;

•	dealers in securities; and

•	stockholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Tax Consequences to Stockholders Who Retain Their Shares.

If you are a stockholder who retains your shares of common stock in the merger and you do not receive any cash or property (including stock) as part of the merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The merger will not affect the adjusted tax basis or holding period of any shares of common stock that you continue to own following the merger.

Tax Consequences to Stockholders Who Receive Cash for their Shares.

If you are a stockholder who receives cash for your shares of common stock in the merger, you should be treated for federal income tax purposes as having had your shares redeemed by First BancTrust under Section 302 of the Internal Revenue Code. Unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of common stock. The gain or loss will be measured by the difference between the amount of cash received, $11.00 per share, and the adjusted tax basis of your shares of common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of common stock for more than one year at the time the merger is completed.

Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) “not essentially equivalent to a dividend,” (ii) “substantially disproportionate” with respect to the stockholder or (iii) completely terminates the stockholder’s interest in our company. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a stockholder’s percentage interest in First BancTrust immediately before and immediately after the merger. Generally, the constructive ownership rules under Section 318 treat a stockholder as owning (i) shares of common stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of common stock the stockholder has an option to acquire. If you receive cash for your common stock in the merger and completely terminate your direct and constructive ownership interest in First BancTrust, you should recognize capital gain or loss as a result of the merger, and the cash distribution should not be treated as a dividend.

Tax Consequences to First BancTrust, FBT Merger Co. and the Bank.

Neither First BancTrust, FBT Merger Co. nor the bank will recognize gain or loss for U.S. income tax purposes as a result of the merger.

Backup Withholding.

Certain stockholders of First BancTrust may be subject to backup withholding on the cash payments received for their shares of common stock. Backup withholding will not apply, however, if you furnish to First BancTrust a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the merger (foreigners should contact their tax advisers).

Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer’s federal income taxes, that taxpayer may obtain a refund from the IRS.

This discussion is only intended to provide you with a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger that are applicable to you.

Pro Forma Effect of the Merger

The following selected pro forma financial data illustrates the pro forma effect of the transactions contemplated by the merger on First BancTrust’s financial statements as of and for the six months ended June 30, 2008 and as of and for the year ended December 31, 2007. Please see “Pro Forma Financial Information” for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Financial Data

	As of and for the	As of and for the
	Six Months Ended	Year Ended
	June 30, 2008	December 31, 2007
	(In thousands except shares and per share data)

Net interest income	$4,609	$8,192
Provision for loan losses	402	775
Non-interest income	1,960	3,784
Non-interest expense	5,045	9,698
Income taxes	353	1,503
Net earnings	769	1,175
PER COMMON SHARE
Basic earnings per share	$0.37	$0.56
Diluted earnings per share	$0.36	$0.53
Book value	$12.44
AT PERIOD END
Assets	$342,579
Stockholders’ equity	$27,184
Common shares outstanding	2,158,060

Termination of Securities Exchange Act Registration

First BancTrust’s common stock is currently registered under the Securities Exchange Act and quoted on the Nasdaq Stock Market. We will be permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of First BancTrust common stock. Upon the completion of the merger, First BancTrust will have approximately 226 stockholders of record. We intend to apply for termination of the registration of First BancTrust’s common stock under the Securities Exchange Act as promptly as possible after the effective date of the merger.

Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by First BancTrust to its stockholders and to the Securities and Exchange Commission. After termination of registration with the SEC, First BancTrust will no longer be required to file periodic reports under Section 13 of the Securities Exchange Act like the Annual Report on Form 10-K, the Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. In addition, other provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16 and the requirement of furnishing a proxy or information statement in connection with stockholder meetings under Section 14(a) would cease to apply to the Company 90 days after it files the required Form 15 suspending its reporting obligations under the Securities Exchange Act. The requirements of Rule 13e-3 regarding “going private” transactions, will also no longer apply to First BancTrust.

We estimate that termination of the registration of First BancTrust common stock under the Securities Exchange Act will save First BancTrust approximately $173,700 per year in legal, accounting, printing, direct internal compliance costs and other expenses per year.

AMENDMENT PROPOSAL

First BancTrust’s Board of Directors has unanimously approved, and recommends that stockholders vote for the proposal to approve the Amendment. The following discussion summarizes the material change to First BancTrust’s existing certificate of incorporation that would be effected by the approval and adoption of this proposal. This summary is qualified in its entirety by reference to the text of new Article 14, which is included as Appendix B to this proxy statement.

Proposed Article 14 would limit the size of First BancTrust’s stockholder base by not allowing certain transfers of shares that would result in a stockholder holding fewer than 250 shares unless First BancTrust consented to the transfer. First BancTrust’s consent will be deemed to have been given if a transfer of stock is recorded on First BancTrust’s stock records. The transfer prohibition may be enforced only to the extent allowed by law. As a result of this change, stockholders of First BancTrust following the filing of the amendment may not be able to transfer shares of common stock if, following the transfer, either the transferring or the receiving stockholder would own of record fewer than 250 shares of common stock. The proposed amendment would not generally limit transfers to or among “street name” accounts, as shares held for beneficial owners by banks or brokers are typically held of record by a depository nominee which is the holder of record of more than 250 shares.

The board of directors unanimously recommends that the stockholders vote “FOR” the approval and adoption of the Amendment Proposal.

INFORMATION REGARDING THE
SPECIAL MEETING OF STOCKHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at a special meeting of First BancTrust stockholders. The special meeting will be held at 10:00 a.m. on Tuesday, October 21, 2008, at First Bank & Trust’s Main Office at 101 South Central Avenue, Paris, Illinois 61944.

Record Date and Mailing Date

The close of business on August 29, 2008, is the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to stockholders on or about September 8, 2008.

Number of Shares Outstanding

As of the close of business on the record date, First BancTrust had 5,000,000 shares of common stock, $0.01 par value, authorized of which 2,185,839 common shares were issued and outstanding. Each outstanding share of common stock is entitled to one vote on all matters presented at the meeting.

Purpose of Special Meeting

The purposes of the special meeting are:

1. To consider and act upon a proposal to approve the merger of FBT Merger Co., a wholly-owned subsidiary of First BancTrust, with and into First BancTrust as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of First BancTrust common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 250 shares of common stock, will be converted into, and will represent the right to receive from First BancTrust $11.00 cash per share; and (b) each share of First BancTrust common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 250 or more shares of common stock will continue to represent one share of First BancTrust common stock after the merger.

2. To consider and act upon a proposal to amend First BancTrust’s certificate of incorporation that would prohibit certain transfers of the surviving corporation’s stock if, as a result of the transfer, any stockholder would own of record fewer than 250 shares of the surviving corporation. The amendment is contingent on stockholder approval of the merger agreement.

3. To consider and act upon a proposal to adjourn or postpone the meeting, if necessary, in the event that an insufficient number of shares is present in person or by proxy to approve and adopt the merger agreement and approve the transactions it contemplates.

4. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

Voting at the Special Meeting

The merger and the amendment must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the special meeting. On August 29, 2008, First BancTrust’s directors and executive officers owned, directly or indirectly, 267,965, representing approximately 12.3%, of the approximately 2,185,839 outstanding shares of common stock as of that date. Each of the directors and executive officers has indicated that he or she intends to vote his or her shares in favor of the proposed merger.

Dissenters’ Rights

Applicable Delaware laws entitle stockholders of First BancTrust to dissent from the merger. See “Description of the Merger-Dissenters’ Rights.”

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of each of the proposals and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting on all matters which were unknown to us a reasonable time before the solicitation.

You can revoke your proxy at any time before it is voted by delivering to Ellen Litteral, Chief Financial Officer, 101 South Central Avenue, Paris, Illinois 61944, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Stockholder Approval

A quorum will be present at the meeting if a majority of the shares of First BancTrust common stock entitled to vote are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the merger and the amendment require the affirmative vote of a majority of the shares of First BancTrust entitled to vote on Proposals 1 and 2. Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. We will count abstentions and broker non-votes in determining the minimum number of votes required for approval.

Based on the 2,185,839 shares outstanding as of the record date, a quorum will consist of 1,092,920 shares represented either in person or by proxy. Based on the 2,185,839 shares outstanding as of the record date, the minimum number of votes required to be cast in favor of the proposals in order to approve the merger and amendment is 1,092,920.

Abstentions.  A stockholder who is present in person or by proxy at the special meeting and who abstains from voting on any proposal will be included in the number of stockholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since Proposals 1 and 2 must be approved by the affirmative vote of a majority of the shares entitled to vote, an abstention has the effect of a vote against the proposals.

Broker Non-Votes.  Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as “broker non-votes” with respect to the proposals not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Since Proposals 1 and 2 must be approved by the affirmative vote of a majority of the shares entitled to vote, a broker non-vote has the effect of a vote against the proposals.

Solicitation of Proxies

Proxies are being solicited by our board of directors, and First BancTrust will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process. In addition, depending upon the timeliness of the receipt of proxies, First BancTrust may engage Georgeson Inc. to advise and assist it with the solicitation, distribution, processing and collection of proxies at an anticipated cost of $5,000, plus reasonable out-of-pocket expenses.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

On the proxy card for the special meeting, First BancTrust is asking you to grant full authority for the special meeting to be postponed or adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this proxy statement.

INFORMATION ABOUT FIRST BANCTRUST AND ITS AFFILIATES

General

First BancTrust Corporation (“First BancTrust”) was incorporated in November 2000 for the purpose of owning First Bank & Trust (the “bank”). First BancTrust’s executive offices are located at 101 South Central Avenue, Paris, Illinois 62711, and its telephone number is 217-465-6381.

The bank was originally founded in 1887 as an Illinois mutual savings and loan. The bank provides a full range of retail and commercial banking services designed to meet the borrowing and depository needs of small and medium sized businesses and consumers in local areas. Substantially all of the bank’s loans are to customers located within its service area. The primary service area of the bank consists of Clark, Champaign and Edgar counties located in east central Illinois.

The bank’s principal business consists of attracting retail deposits from the general public and investing those funds primarily in one-to-four family mortgages, commercial real estate, agriculture real estate, commercial and industrial, agricultural production finance, consumer, and other loans. The bank’s revenues are derived principally from interest on loans, investment securities and overnight deposits, as well as fees and charges on deposit accounts.

The bank offers a variety of deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, NOW and non-interest bearing checking accounts and certificates of deposit. At March 31, 2008, the bank had assets of $339.9 million, liabilities of $312.8 million and stockholders’ equity of $27.1 million.

FBT Merger Co.

FBT Merger Co. is a newly-formed Delaware corporation, organized solely for the purpose of facilitating the merger transaction. FBT Merger Co. will merge into First BancTrust and will cease to exist after the merger. FBT Merger Co. has not conducted any activities other than those incident to its formation, its negotiation and execution of the merger agreement, and its assistance in preparing various SEC filings related to the proposed ongoing private transaction. FBT Merger Co. has no significant assets, liabilities or stockholders’ equity. The address and telephone number of FBT Merger Co.’s principal offices are the same as First BancTrust.

FBT Merger Co. has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

Directors and Executive Officers of First BancTrust Corporation

The following sets forth certain information with respect to First BancTrust’s executive officers as of August 29, 2008.

Terry J. Howard, Age 60, President and Chief Executive Officer of First BancTrust since November, 2000. He began his employment at the bank, in 1988 as Executive Vice President and was appointed President and CEO in 1999. His previous employment included seventeen years in other financial institutions where he advanced to the position of Executive Vice President. He graduated from Indiana State University in 1970 with a B.S. in business and a M.B.A. in 1971. He was also a 1978 graduate of the Financial Management Society’s graduate school.

Jack R. Franklin, Age 54, Chief Operating Officer. Senior Vice President of First BancTrust since 2005. He began his employment at the bank in 1992 as a loan officer, and advanced to Senior Vice President Operations in 2000. He was President of First Bank of Savoy and First Bank of Rantoul (divisions of the bank), from 2003 to 2007. Previous employment included management of a retail service facility. He graduated from Eastern Illinois University in 1974, with a B.S. in Business, and from Vanderbilt University’s Graduate School of Bank Operations and Technology in 2001.

Ellen M. Litteral, CPA, Age 50, Vice President, Treasurer and CFO of First BancTrust since 2001. She began her employment at the bank as Controller in 1985 and advanced to Senior Vice President and CFO in 2003. Previous employment included an accountant in the health service industry following several years employment in public accounting. Ms. Litteral obtained her BS degree in Accounting from Illinois State University.

Larry W. Strohm, Age 54, Vice President of First BancTrust since 2001. President of First Bank of Marshall and First Bank of Martinsville (divisions of the bank). An employee of the bank since 1983, Mr. Strohm has spent his entire banking career managing the Clark County offices for the bank. Previous employment included City Manager of Marshall, Illinois. Mr. Strohm graduated from Lake Land College, in Mattoon, Illinois, in 1973, with an Associates Degree in Accounting.

David F. Sullivan, Age 55, Vice President of First BancTrust since 2004. He is President of First Bank of Paris (a division of the bank). He began his employment at the bank in 2002 as Vice President and Senior Lending Officer. Previous employment experience includes president of a community bank following 27 years in the banking industry. Mr. Sullivan is a 1974 graduate of the University of Illinois with a BS in Agriculture Economics and a 1992 graduate of the Prochnow Foundation’s Graduate School of Banking.

Thomas H. Tracy, Age 36, Chief Credit Officer. He began his employment at First Bank August 1, 2007. Previous employment experience was with JP Morgan (Bank One) from 1991 to 2000 where he served as a teller, credit analyst, agricultural loan officer, small business banking department manager, and commercial lender. He joined Busey Bank (Main Street) in May of 2000 as a commercial/correspondent banker. Mr. Tracy is a 1992 graduate of Southern Illinois University with a Bachelor’s Degree in Aviation Management and a 2001 graduate of Eastern Illinois University with his MBA.

Adam Yeazel, Age 34, Market President of Champaign County for the bank since 2007. He began his employment with First Bank in April of 2004 as Vice President of Commercial Lending. He was previously employed as the Vice President of Commercial Lending and Branch Manager of Centrue Bank in Champaign and Urbana. Mr. Yeazel is a 1995 graduate of Illinois State University with a Bachelor’s Degree in Marketing.

There are no family relationships among these officers and/or directors or any arrangement or understanding between any officer and any other person pursuant to which the officer was elected.

Set forth below is biographical information regarding each of our directors other than Mr. Howard whose information is set forth above:

		Position, Principal Occupation,
Name and Age		Business Experience and Directorship

David W. Dick	58	Chairman of the Board. Director since 1996. Senior Partner Gladding & Dick Insurance, agents for Country Insurance and Financial Services, Bloomington, Illinois. Illinois licensed Embalmer and Funeral Director.
John P. Graham	55	Director since 2006. Director of Accounting, Regency Associates, Champaign, Illinois, since October 1988.
Joseph R. Schroeder	58	Director since 1997. Attorney in private practice with the law firm of Bennett, Schroeder & Wieck, Marshall, Illinois.
James D. Motley	63	Director since 2002. Self-employed owner of the accounting firm James D. Motley, C.P.A., Paris, Illinois.
Vick N. Bowyer	56	Director since 2003. Principal and co-owner of Linsco/Private Ledger Branch, a registered broker-dealer, Marshall, Illinois, since April 2000. Financial advisor and principal, Raymond James Financial, a registered broker-dealer, at Citizens National Bank of Paris, Illinois, from January 1996 to April 2000.
Terry T. Hutchison	55	Self-employed Business Consultant, Paris, Illinois since July 2002. Manager and owner of Parkway Furniture Co., Paris, Illinois from November 1976 to June 2002. Director since 1989.
John W. Welborn	62	Director since 1995. Project Manager, Garmong Design Build, 2002 to 2005. Facilities Manager, TRW, Inc., Marshall, Illinois from November 1971 to June 2001.

All of the above-listed persons are U.S. citizens. During the past five years, neither First BancTrust nor any of the above persons have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years. The business address and telephone number of First BancTrust and the directors and executive officers at First BancTrust is 101 South Central Avenue, Paris, Illinois 61944, telephone 217-465-6381.

Voting Securities and Principal Holders Thereof

The following table sets forth information as of August 29, 2008 with respect to the persons and groups known to First BancTrust to be the beneficial owners of more than five percent of First BancTrust’s common stock, each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the merger.

	Prior to Merger			After Merger
	Number of		Percent of	Number of	Percent of
	Shares		Shares	Shares	Shares
Name and Address	Beneficially		Beneficially	Beneficially	Beneficially
of Beneficial Owner	Owned		Owned	Owned	Owned

5% or more beneficial owners:
First BancTrust Corporation	223,029	(1)	10.2%	223,029	10.3%
Employee Stock Ownership Plan (“ESOP”)
101 South Central Avenue Paris, Illinois 61944
Bay Pond Partners, L.P.	189,400	(2)	8.6%	189,400	8.8%
75 State Street Boston, Massachusetts 02109
Gerald R. Forsythe	165,000	(3)	7.5%	165,000	7.6%
1111 South Willis Avenue Wheeling, Illinois 60090
Wellington Management	213,200	(4)	9.75%	213,200	9.9%
Company, LLP
75 State Street
Boston, Massachusetts 02109

(1)	The First Banc Trust Corporation Employee Stock Ownership Plan Trust (“Trust”) was established pursuant to the First Banc Trust Corporation Employee Stock Ownership Plan (“ESOP”). As of the record date, 61,007 shares held in the Trust were unallocated, and 162,022 shares held in the Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustee will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will generally be voted by the ESOP Trustee in the same proportion for and against proposals to stock holders as the ESOP participants and beneficiaries actually vote shares of Common Stock allocated to their individual accounts, subject in each case to the fiduciary duties of the ESOP trustee and applicable law. Any allocated shares which either abstain on the proposal or are not voted will generally be disregarded in determining the percentage of stock voted will generally be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries.

(2)	Based on a Schedule 13G amended joint filing on February 14, 2006 made on behalf of Bay Pond Partners, L.P. (“Bay Pond”), a Delaware limited partnership, Wellington Hedge Management, LLC (“WHML”), a Massachusetts limited liability company which is the sole general partner of Bay Pond, and Wellington Hedge Management, Inc. (“WHMI”), a Massachusetts corporation which is the managing member of WHML. Bay Pond, WHML and WHMI each beneficially own 189,400 shares and have shared voting and dispositive power.

(3)	Based on a Schedule 13D filing on May 6, 2002 made on behalf of Gerald R. Forsythe. Mr. Forsythe has the sole power to vote and dispose of all of the 165,000 shares.

(4)	Based on a Schedule 13G amended filing on February 14, 2007 made on behalf of Wellington Management Company, LLP (“WMC”), WMC, in its capacity as investment adviser, may be deemed to beneficially own 213,200 shares which are held of record by clients of WMC. WMC has shared voting and dispositive power over 213,200 shares.

Pursuant to rules promulgated by the SEC under the Securities Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares.

	Prior to Merger			After Merger
	Number of		Percent of	Number of	Percent of
	Shares		Shares	Shares	Shares
	Beneficially		Beneficially	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned		Owned	Owned	Owned

Vick N. Bowyer (Director)	24,502	(1)	1.11%	24,502	1.13%
David W. Dick (Director)	56,996	(2)	2.58%	56,996	2.62%
John P. Graham (Director)	4,100	(3)	0.18%	4,100	.19%
Terry J. Howard (Director and Executive Officer)	105,436	(4)	4.78%	105,436	4.85%
Terry T. Hutchison (Director)	35,682	(5)	1.62%	35,682	1.64%
Ellen M. Litteral (Executive Officer)	39,601	(6)	1.80%	39,601	1.82%
James D. Motley (Director)	23,950	(7)	1.08%	23,950	1.10%
Joseph R. Schroeder (Director)	51,582	(8)	2.34%	51,582	2.37%
Larry W. Strohm (Executive Officer)	56,221	(9)	2.55%	56,221	2.58%
David F. Sullivan (Executive Officer)	29,012	(10)	1.32%	29,012	1.33%
John W. Welborn (Director)	40,138	(11)	1.82%	40,138	1.84%
Adam Yeazel (Executive Officer)	12,499	(12)	0.57%	12,499	0.58%
All directors and executive officers as a group (14 persons)	528,448		21.95%	528,448	22.26%

(1)	Includes 802 shares in the Naomi J. Bowyer Trust and 800 shares in the Steven N. Bowyer Trust, trusts over which Mr. Bowyer has power of attorney and 1,500 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time and performance vesting requirements. Also includes 19,800 stock options which are currently exercisable.

(2)	Includes 23,000 shares owned by Mr. Dick’s wife’s trust, 1,100 shares held by Mr. Dick’s wife’s IRA, and 400 shares held by Mr. Dick’s son, 6,082 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time vesting requirements and an additional 1,500 shares which are subject to time and performance vesting requirements. Also includes 20,000 stock options which are currently exercisable.

(3)	Includes 1,500 shares granted under First BancTrust’s Recognition and Retention Plan which are subject to time and performance vesting.

(4)	Includes 11,700 shares held in Mr. Howard’s IRA, 4,000 shares held in Mr. Howard’s wife’s IRA, 900 shares held in Mr. Howard’s name, 28,888 held by the Bank’s 401(k) plan, 11,167 shares held by the ESOP for the account of Mr. Howard, 24,000 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time vesting requirements and an additional 3,107 shares which are subject to time and performance vesting requirements. Also includes 21,674 options which are currently exercisable.

(5)	Includes 5,000 shares held in Mr. Hutchinson’s IRA, 100 shares held by Mr. Hutchinson’s daughter, 6,082 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time vesting requirements and an additional 1,500 shares which are subject to time and performance vesting requirements. Also includes 22,000 stock options which are currently exercisable.

(6)	Includes 5,000 shares held in Ms. Litteral and her husband’s account, 2,138 held by the Bank’s 401(k) plan, 6,464 shares held by the ESOP for the account of Ms. Litteral, 3,000 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time vesting requirements and an additional 5,000 shares which are subject to time and performance vesting requirements. Also includes 18,000 stock options which are currently exercisable.

(7)	Includes 1,500 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time and performance vesting requirements. Also includes 22,000 stock options which are currently exercisable.

(8)	Includes 3,000 shares held by Mr. Schroeder’s children, 7,000 shares held in Mr. Schroeder’s IRA, 6,082 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time vesting requirements and an additional 1,500 shares which are subject to time and performance vesting requirements. Also includes 22,000 stock options which are currently exercisable.

(9)	Includes 500 shares held in Mr. Strohm’s wife’s account, 3,700 shares held by Mr. Strohm’s children, 20,851 held by the Bank’s 401(k) plan, 7,170 shares held by the ESOP for the account of Mr. Strohm, 1,000 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time vesting requirements and an additional 5,000 shares which are subject to time and performance vesting requirements. Also includes 18,000 stock options which are currently exercisable.

(10)	Includes 500 shares held in Mr. Sullivan’s wife account, 5,512 shares held by the ESOP for the account of Mr. Sullivan, 5,000 shares granted under First BancTrust’s Recognition and Retention Plan which are subject to time and performance vesting requirements. Also includes 18,000 stock options which are currently exercisable.

(11)	Includes 10,556 shares which are held in Mr. Welborn’s wife IRA, 6,082 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time vesting requirements and an additional 1,500 shares which are subject to time and performance vesting requirements. Also includes 22,000 stock options which are currently exercisable.

(12)	Includes 6,900 shares held in Mr. Yeazel and his wife’s account, 760 shares held by the bank’s 401(k) plan, 2,339 shares held by the ESOP for the account of Mr. Yeazel, and 2,500 shares of restricted stock granted under First BancTrust’s Recognition and Retention Plan which are subject to time vesting requirements.

*	Less than 1% ownership as a percent of class.

The securities “beneficially owned” by an individual are determined as of August 29, 2008 by information obtained from the persons listed above, in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this proxy statement. Unless otherwise indicated, the persons named in the table above have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned. Beneficial ownership may be disclaimed as to certain of the securities.

Recent Affiliate Transactions in First BancTrust Stock

There were no transactions in First BancTrust’s common stock by its affiliates which have occurred over the last sixty days except as follows:

•	On July 31, 2008, Terry J. Howard purchased 100 shares at $8.45 per share in the open market.

•	On August 5, 2008, Terry J. Howard purchased 500 shares at $8.86 per share in the open market.

•	On August 1, 2008, David W. Dick, a director, purchased 102 shares at $8.80 per share and 198 shares at $8.79 per share in the open market.

Stock Repurchases by First BancTrust Corporation

During the past two years, First BancTrust has repurchased the following shares of its common stock:

Date	# of Shares	Price per Share		Cost

04/19/06	13,250	$11.15		$148,538
04/25/06	1,000	12.10		$12,166
04/26/06	1,000	12.20		$12,266
04/27/06	1,000	12.15		$12,216
05/02/06	1,000	12.00		$12,066
05/12/06	6,000	11.90		$71,766
05/31/06	3,000	11.95		$36,036
06/16/06	2,000	11.70		$23,526
09/14/06	2,000	11.95		$24,026
09/26/06	3,000	12.25		$36,936
12/04/06	5,000	11.50		$57,806
12/12/06	13,000	11.50		$150,286
12/19/06	7,500	11.50		$86,700
02/26/07	6,000	11.80		$71,166
03/08/07	19,300	11.80		$228,904
05/15/07	20,000	11.80		$237,004
05/21/07	20,000	11.80		$237,004
06/01/07	10,000	11.75		$118,106
06/04/07	16,000	11.80		$189,766
11/16/07	6,300	10.30		$65,274
11/20/07	3,261	10.30		$33,790
12/11/07	2,500	10.38		$26,075
12/12/07	10,000	10.40		$104,606
12/21/07	5,000	10.42		$52,350
12/26/07	5,000	10.40		$52,250
01/08/08	5,000	10.75		$54,000
01/17/08	5,000	10.55		$53,000

Total	192,111	$11.49	*	$2,207,629

*	Average price per share computed based on purchase price weighted by number of shares acquired.

Market for Common Stock and Dividend Information

First BancTrust’s common stock is quoted on the Nasdaq Stock Market under the symbol “FBTC.” The table below sets forth the high and low sales prices for the common stock from January 1, 2006, through August 29, 2008 as reported by the Nasdaq Stock Market, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

			Dividend
	High	Low	Declared

2008
First Quarter	$10.75	$7.91	$.06
Second Quarter	10.00	8.22	.06
Third Quarter (to-date)	9.38	6.725	.06
2007
First Quarter	12.15	11.54	.06
Second Quarter	12.13	11.59	.06
Third Quarter	11.79	10.50	.06
Fourth Quarter	11.28	9.51	.06
2006
First Quarter	13.49	11.63	.06
Second Quarter	12.23	10.95	.06
Third Quarter	12.20	11.35	.06
Fourth Quarter	12.00	11.02	.06

As of August 29, 2008 there were approximately 484 common stockholders of record, not including beneficial owners whose shares may be registered in “street” name.

After the merger, First BancTrust will not be required to file reports under the Securities Exchange Act, and its common stock will not be registered under the Securities Exchange Act. First BancTrust anticipates that its stock will continue to be quoted in the over-the-counter market on the OTC Bulletin Board and in the “Pink Sheets.” The “Pink Sheets” is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Morgan Keegan and Howe Barnes have agreed to continue to use their best efforts to make a market in the shares of common stock as long as the volume of trading and certain other market making considerations justify such activity.

Past Contacts, Transactions, Negotiations and Agreements

During the past two years, neither First BancTrust nor the bank has engaged in significant transactions with any of their affiliates, executive officers or directors, nor has First BancTrust or the bank engaged in negotiations regarding such types of transactions. The concept of “significant transaction” includes any transaction or series of similar transactions with an aggregate value in excess of $60,000.

There are no agreements between First BancTrust, the bank, or First BancTrust’s executive officers and directors and any other person with respect to any shares of First BancTrust’s common stock, except as related to shares covered by option grants and/or restricted stock under First BancTrust’s stock incentive plan. Directors and officers of First BancTrust and their associates are customers of and have had transactions with the bank in the ordinary course of business. All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

First BancTrust is not aware of any arrangements that may result in a change in control of First BancTrust. Presently and during the past two years, neither First BancTrust nor the bank has any plans, proposals or negotiations that relate to or would result in: (i) any merger, consolidation, acquisition, tender offer of First BancTrust or the purchase, sale or transfer of a material amount of the assets of First BancTrust or any of its subsidiaries; (ii) any change in the present board or the management of First BancTrust, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iii) any other material change in First BancTrust’s structure or business.

Description of Common Stock

First BancTrust is authorized to issue 5,000,000 shares of common stock, $0.01 par value. The authorized but unissued and unreserved shares of common stock are available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering or under employee benefit plans.

Voting Rights.  Each share of the common stock has the same relative rights and is identical in all respects with every other share of the common stock. The holders of the common stock possess exclusive voting rights in First BancTrust. Except as provided below, each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the common stock.

Dividends.  First BancTrust has consistently issued dividends to the holders of the common stock, who are and will continue to be entitled to share equally in any such dividends. For additional information as to dividends, see “Dividend Policy” below.

Liquidation.  In the unlikely event of the complete liquidation or dissolution of First BancTrust, holders of the common stock would be entitled to receive all assets of First BancTrust available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of First BancTrust; (ii) any accrued dividend classes; (iii) liquidation preferences upon any preferred stock and other serial preferred stock which may be issued in the future; and (iv) any interest in the liquidation account.

Other Characteristics.  Holders of the common stock do not have preemptive rights with respect to any additional shares of common stock which may be issued. Therefore, the board of directors may sell shares of common stock of First BancTrust without first offering such shares to existing stockholders. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by First BancTrust of the full purchase price therefor are fully paid and nonassessable.

Transfer Agent and Registrar.  The transfer agent and registrar for the common stock is Illinois Stock Transfer Company, Chicago, Illinois.

Dividend Policy

Future dividend payments may be made at the discretion of First BancTrust’s board of directors, considering factors such as operating results, financial condition, regulatory restrictions, tax consequences, and other relevant factors.

FIRST BANCTRUST CORPORATION

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS
Cash and due from banks	$7,630,464	$13,216,243
Interest-bearing demand deposits	2,708,902	15,575,106

Cash and cash equivalents	10,339,366	28,791,349
Available-for-sale securities	48,628,669	64,515,293
Held-to-maturity securities (fair value of $5,284,368 and $4,661,650)	5,330,817	4,779,948
Loans held for sale, net of unrealized losses of $0 and $2,617 at December 31, 2007 and 2006	393,900	835,904
Loans, net of allowance for loan losses of $2,091,278 and $2,222,355 at December 31, 2007 and 2006	234,855,325	185,443,561
Premises and equipment, net	10,509,674	11,016,532
Federal Home Loan Bank stock	3,748,855	3,748,855
Foreclosed assets held for sale, net	553,589	366,201
Interest receivable	3,511,478	2,919,235
Deferred income taxes	1,201,502	1,489,866
Loan servicing rights	292,632	351,114
Cash surrender value of life insurance	5,476,148	5,007,722
Goodwill	541,474	541,474
Core deposit intangibles	666,965	763,954
Other assets	824,961	486,791

Total assets	$326,875,355	$311,057,799

LIABILITIES
Deposits
Demand	$19,273,786	$25,032,511
Savings, NOW, and money market	66,570,610	57,844,273
Time	129,759,805	159,726,297
Brokered time	16,534,532	—
Total deposits	232,138,733	242,603,081

Short-term borrowings	3,714,766	—
Federal Home Loan Bank advances	55,800,000	32,800,000
Junior subordinated debentures	6,186,000	6,186,000
Pass through payments received on loans sold	84,946	122,282
Advances from borrowers for taxes and insurance	131,933	148,051
Interest payable	915,955	929,094
Other liabilities	1,402,213	1,613,425

Total liabilities	300,374,546	284,401,933

Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock, $.01 par value; authorized and unissued — 1,000,000 shares
Common stock, $.01 par value; authorized 5,000,000 shares; Issued 3,041,750 shares Outstanding — 2007 — 2,195,839 shares; 2006 — 2,318,700 shares	30,418	30,418
Additional paid-in capital	15,134,403	14,833,574
Retained earnings	20,219,243	19,693,271
Unearned ESOP compensation; 2007 — 38,086 shares, 2006 — 68,494 shares	(220,105)	(395,837)
Accumulated other comprehensive loss	(425,563)	(679,414)
Treasury stock, at cost Common: 2007 — 845,911 shares; 2006 — 723,050 shares	(8,237,587)	(6,826,146)

Total stockholders’ equity	26,500,809	26,655,866

Total liabilities and stockholders’ equity	$326,875,355	$311,057,799

FIRST BANCTRUST CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
DECEMBER 31, 2007 AND 2006

	2007	2006

Interest and Dividend Income
Loans
Taxable	$15,368,130	$12,644,476
Tax-exempt	57,008	59,513
Securities
Taxable	2,467,510	2,676,412
Tax-exempt	287,810	521,787
Dividends on Federal Home Loan Bank stock	87,471	186,479
Deposits with financial institutions and other	220,720	203,693

Total interest and dividend income	18,488,649	16,292,360

Interest Expense
Deposits	7,988,640	6,363,391
Federal Home Loan Bank advances and other debt	2,285,732	2,021,927

Total interest expense	10,274,372	8,385,318

Net Interest Income	8,214,277	7,907,042
Provision for Loan Losses	774,748	230,000

Net Interest Income After Provision for Loan Losses	7,439,529	7,677,042

Noninterest Income
Customer service fees	1,200,063	1,074,097
Other service charges and fees	988,717	905,621
Net gains on loan sales	248,676	259,479
Net realized gains on sales of available-for-sale securities	69,621	12,106
Loan servicing fees	411,736	437,335
Brokerage fees	79,662	85,825
Abstract and title fees	343,385	312,761
Increase in cash surrender value of life insurance	227,914	215,014
Other	213,377	159,345

Total noninterest income	3,783,151	3,461,583

Noninterest Expense
Salaries and employee benefits	$4,936,015	$5,068,424
Net occupancy expense	860,348	685,911
Equipment expense	1,068,174	1,055,258
Data processing fees	678,664	615,035
Professional fees	409,528	455,870
Foreclosed assets expense, net	172,718	87,139
Marketing expense	253,312	242,413
Printing and office supplies	164,054	164,675
Amortization of loan servicing rights	175,192	242,327
Recovery of impairment of loan servicing rights	—	—
Other	1,154,231	1,166,882

Total noninterest expense	9,872,236	9,783,934

Income Before Income Taxes	1,350,444	1,354,691
Provision for Income Taxes	294,806	238,862

Net Income	$1,055,638	$1,115,829

Basic Net Income Per Share	$0.49	$0.51

Diluted Net Income Per Share	$0.47	$0.48

Basic Income Per Share from Continuing Operations	$0.49	$0.51

Diluted Income Per Share from Continuing Operations	$0.47	$0.48

FIRST BANCTRUST CORPORATION

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2008 AND 2007

	June 30,	June 30,
	2008	2007
	(Unaudited)	(Unaudited)

ASSETS
Cash and due from banks	$6,235,000	$7,632,000
Interest-bearing demand deposits	8,364,000	3,171,000

Cash and cash equivalents	14,599,000	10,803,000
Available-for-sale securities	44,436,000	51,225,000
Held-to-maturity securities (fair value of $4,972,000 and $5,323,000)	5,101,000	5,542,000
Loans held for sale, net of unrealized losses of $0 and $8,000 at June 30, 2008 and 2007	235,000	900,000
Loans, net of allowance for loan losses of $2,459,000 and $2,118,000 at June 30, 2008 and 2007	250,745,000	205,903,000
Premises and equipment, net	11,864,000	10,752,000
Federal Home Loan Bank stock	3,749,000	3,749,000
Foreclosed assets held for sale, net	527,000	531,000
Interest receivable	2,399,000	2,597,000
Deferred income taxes	1,355,000	1,782,000
Loan servicing rights	314,000	315,000
Cash surrender value of life insurance	5,580,000	5,101,000
Goodwill	541,000	541,000
Core deposit intangibles	620,000	716,000
Other assets	514,000	481,000

Total assets	$342,579,000	$300,938,000

LIABILITIES
Deposits
Demand	$20,265,000	$21,379,000
Savings, NOW, and money market	76,090,000	64,645,000
Time	133,420,000	128,973,000
Brokered time	15,907,000	5,021,000
Total deposits	245,682,000	220,018,000

Short-term borrowings	1,000,000	965,000
Federal Home Loan Bank advances	59,300,000	45,800,000
Junior subordinated debentures	6,186,000	6,186,000
Pass through payments received on loans sold	60,000	30,000
Advances from borrowers for taxes and insurance	524,000	469,000
Interest payable	1,010,000	402,000
Other liabilities	1,633,000	1,348,000

Total liabilities	315,395,000	275,218,000

Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock, $.01 par value; authorized and unissued — 1,000,000 shares
Common stock, $.01 par value; authorized 5,000,000 shares; Issued 3,041,750 shares Outstanding — 2008 — 2,185,839 shares; 2007 — 2,227,400 shares	30,000	30,000
Additional paid-in capital	15,233,000	14,998,000
Retained earnings	20,731,000	19,854,000
Unearned ESOP compensation; 2008 — 22,882 shares, 2007 — 53,290 shares	(132,000)	(308,000)
Accumulated other comprehensive loss	(333,000)	(946,000)
Treasury stock, at cost Common: 2008 — 855,911 shares; 2007 — 814,350 shares	(8,345,000)	(7,908,000)

Total stockholders’ equity	27,184,000	25,720,000

Total liabilities and stockholders’ equity	$342,579,000	$300,938,000

FIRST BANCTRUST CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
JUNE 30, 2008 AND 2007

	June 30,	June 30,
	2008	2007
	(Unaudited)	(Unaudited)

Interest and Dividend Income
Loans
Taxable	$8,558,000	$7,183,000
Tax-exempt	28,000	29,000
Securities
Taxable	1,104,000	1,247,000
Tax-exempt	76,000	205,000
Dividends on Federal Home Loan Bank stock	—	61,000
Deposits with financial institutions and other	107,000	114,000

Total interest and dividend income	9,873,000	8,839,000

Interest Expense
Deposits	3,996,000	3,931,000
Federal Home Loan Bank advances and other debt	1,268,000	1,009,000

Total interest expense	5,264,000	4,940,000

Net Interest Income	4,609,000	3,899,000
Provision for Loan Losses	402,000	264,000

Net Interest Income After Provision for Loan Losses	4,207,000	3,635,000

Noninterest Income
Customer service fees	586,000	575,000
Other service charges and fees	449,000	469,000
Net gains on loan sales	175,000	109,000
Net realized gains on sales of available-for-sale securities	53,000	70,000
Loan servicing fees	204,000	217,000
Brokerage fees	42,000	36,000
Abstract and title fees	174,000	172,000
Increase in cash surrender value of life insurance	122,000	110,000
Other	105,000	103,000

Total noninterest income	1,960,000	1,861,000

Noninterest Expense
Salaries and employee benefits	$2,619,000	$2,509,000
Net occupancy expense	413,000	417,000
Equipment expense	529,000	532,000
Data processing fees	339,000	346,000
Professional fees	236,000	232,000
Foreclosed assets expense, net	51,000	82,000
Marketing expense	122,000	118,000
Printing and office supplies	74,000	81,000
Amortization of loan servicing rights	86,000	87,000
Other	576,000	568,000

Total noninterest expense	5,045,000	4,972,000

Income Before Income Taxes	1,122,000	524,000
Provision for Income Taxes	353,000	89,000

Net Income	$769,000	$435,000

Basic Net Income Per Share	$0.37	$0.20

Diluted Net Income Per Share	$0.36	$0.19

Basic Income Per Share from Continuing Operations	$0.37	$0.20

Diluted Income Per Share from Continuing Operations	$0.36	$0.19

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
(In thousands except per share data)

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 (the “Pro Forma Balance Sheet”), and the unaudited pro forma consolidated statements of earnings for the year ended December 31, 2007 and six month period ended June 30, 2008 (the “Pro Forma Earnings Statement”), show the pro forma effect of the merger. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the merger occurred at January 1, 2008, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the merger was consummated on January 1, 2007, the earliest period presented. The pro forma information does not purport to represent what First BancTrust’s results of operations actually would have been if the merger had occurred on January 1, 2007.

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of June 30, 2008 and the unaudited pro forma consolidated income statements for the year ended December 31, 2007, and the six months ended June 30, 2008, give effect to the following:

•	We have assumed that the merger occurred as of June 30, 2008, for the purposes of the consolidated balance sheet, and as of January 1, 2007 and January 1, 2008, respectively, with respect to the consolidated income statements for the year ended December 31, 2007, and the six months ended June 30, 2008.

•	We have assumed that a total of 27,779 shares are cashed out in the merger at a price of $11.00 per share for a total of $305,569.

•	We have assumed that all cash required to consummate the merger will be borrowed on an existing line of credit at the corporate level.

•	We have adjusted for anticipated cost savings, estimated to be approximately $173,700 for the year ended December 31, 2007 and $86,850 for the six months ended June 30, 2008. The applicable incremental federal income tax rate is assumed to be 34%. This is an estimate of the actual cost incurred in these periods for legal, accounting, internal and other costs associated with the filing requirements under the Securities Exchange Act. This adjustment is not a prediction of future results. Management estimates that costs associated with being a filing company under the Securities Exchange Act will be higher in later periods.

PRO FORMA CONSOLIDATED BALANCE SHEET
JUNE 30, 2008

	As of June 30, 2008
		Pro Forma		Pro Forma
	Historical	Adjustments		Combined
	(In thousands, except share
	and per share data)
	(Unaudited)

ASSETS
Cash and due from banks	$6,235	$		$6,235
Interest-bearing demand deposits	8,364			8,364

Cash and cash equivalents	14,599		0	14,599
Available-for-sale securities	44,436			44,436
Held-to-maturity securities (fair value of $4,972)	5,101			5,101
Loans held for sale	235			235
Loans, net of allowance for loan losses of $2,459	250,745			250,745
Premises and equipment	11,864			11,864
Federal Home Loan Bank stock	3,749			3,749
Foreclosed assets held for sale, net	527			527
Interest receivable	2,399			2,399
Deferred income taxes	1,355			1,355
Loan servicing rights	314			314
Cash surrender value of life insurance	5,580			5,580
Goodwill	541			541
Core deposit intangibles	620			620
Other assets	514			514

Total assets	$342,579		$0	$342,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$20,265	$		$20,265
Savings, NOW and money market	76,090			76,090
Time	133,420			133,420
Brokered time	15,907			15,907

Total deposits	245,682		0	245,682
Short term borrowings	1,000		306	1,306
Federal Home Loan Bank advances	59,300			59,300
Junior subordinated debentures	6,186			6,186
Pass through payments received on loans sold	60			60
Advances from borrowers for taxes and insurance	524			524
Interest payable	1,010			1,010
Other	1,633			1,633

Total liabilities	315,395		306	315,701

Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock, $.01 par value; 1,000,000 shares authorized and unissued
Common stock, $.01 par value, 5,000,000 shares authorized; 3,041,750 shares issued; 2,185,839 historical and 2,158,060 proforma shares outstanding	30			30
Additional paid-in capital	15,233			15,233
Retained earnings	20,731			20,731
Unearned employee stock ownership plan shares - 22,882 shares	(132)			(132)
Accumulated other comprehensive loss	(333)			(333)
Treasury stock, at cost — 855,911 historical and 883,690 proforma shares	(8,345)		(306)	(8,651)

Total stockholders’ equity	27,184		(306)	26,878

Total liabilities and stockholders’ equity	$342,579		$0	$342,579

PRO FORMA CONSOLIDATED INCOME STATEMENT
YEAR ENDED DECEMBER 31, 2007

	Year Ended December 31, 2007
	Historical	Pro Forma	Pro Forma
	(Audited)	Adjustments	Combined
	(In thousands, except share
	and per share data)
	(Unaudited)

Interest and Dividend Income
Loans
Taxable	$15,368	$	$15,368
Tax exempt	57		57
Securities
Taxable	2,468		2,468
Tax exempt	288		288
Dividends on Federal Home Loan Bank stock	87		87
Deposits with financial institutions and other	221		221

Total interest and dividend income	18,489	0	18,489

Interest Expense
Deposits	7,989		7,989
Federal Home Loan Bank advances and other debt	2,286	22	2,308

Total interest expense	10,275	22	10,297

Net Interest Income	8,214	(22)	8,192
Provision for loan losses	775		775

Net Interest Income After Provision for Loan Losses	7,439	(22)	7,417

Noninterest Income
Customer service fees	1,200		1,200
Other service charges and fees	989		989
Net gains on loan sales	249		249
Net realized gains on sales of available-for-sale securities	70		70
Net loan servicing fees	412		412
Brokerage fees	80		80
Abstract and title fees	343		343
Increase in cash surrender value of life insurance	228		228
Other	213		213

Total noninterest income	3,784	0	3,784

Noninterest Expense
Salaries and employee benefits	4,936	(68)	4,868
Net occupancy expense	860		860
Equipment expense	1,068		1,068
Data processing fees	679		679
Professional fees	410	(49)	361
Foreclosed assets expense, net	173		173
Marketing expense	253		253
Printing and office supplies	164		164
Amortization of loan servicing rights	175		175
Other expenses	1,154	(57)	1,097

Total noninterest expense	9,872	(174)	9,698

Income Before Income Tax	$1,351	$152	$1,503
Income tax expense	295	33	328

Net Income	$1,056	$119	$1,175

Basic Earnings Per Share	$0.49	$0.07	$0.56

Diluted Earnings Per Share	$0.47	$0.06	$0.53

See notes for assumptions.

Assumes $173,700 in costs savings ($16,700 accounting fees; $32,600 securities counsel; $18,400 corporate communications; $6,500 SEC filing fees and miscellaneous; $27,500 NASDAQ; $72,000 internal costs).

PRO FORMA CONSOLIDATED INCOME STATEMENT
SIX MONTHS ENDED JUNE 30, 2008

	Six Months Ended June 30, 2008
		Pro Forma	Pro Forma
	Historical	Adjustments	Combined
	(In thousands, except share
	and per share data)
	(Unaudited)

Interest and Dividend Income
Loans
Taxable	$8,558	$	$8,558
Tax exempt	28		28
Securities
Taxable	1,104		1,104
Tax exempt	76		76
Dividends on Federal Home Loan Bank stock	—		—
Deposits with financial institutions and other	107		107

Total interest and dividend income	9,873	0	9,873

Interest Expense
Deposits	3,996		3,996
Federal Home Loan Bank advances and other debt	1,268	10	1,278

Total interest expense	5,264	10	5,274

Net Interest Income	4,609	(10)	4,599
Provision for loan losses	402		402

Net Interest Income After Provision for Loan Losses	4,207	(10)	4,197

Noninterest Income
Customer service fees	586		586
Other service charges and fees	499		499
Net gains on loan sales	175		175
Net realized gains on sales of available-for-sale securities	53		53
Loan servicing fees	204		204
Brokerage fees	42		42
Abstract and title fees	174		174
Increase in cash surrender value of life insurance	122		122
Other	105		105

Total noninterest income	1,960	0	1,960

Noninterest Expense
Salaries and employee benefits	2,619	(34)	2,585
Net occupancy expense	413		413
Equipment expense	529		529
Data processing fees	339		339
Professional fees	236	(26)	210
Foreclosed assets expense, net	51		51
Marketing expense	122		122
Printing and office supplies	74		74
Amortization of loan servicing rights	86		86
Other expenses	576	(28)	548

Total noninterest expense	5,045	(88)	4,957

Income Before Income Tax	1,122	78	1,200
Provision for Income Taxes	353	25	378

Net Income	$769	$53	$822

Basic Earnings Per Share	$0.37	$0.03	$0.40

Diluted Earnings Per Share	$0.36	$0.03	$0.39

See notes for assumptions

Assumes $86,850 in costs savings ($8,350 accounting fees; $16,300 securities counsel; $9,200 corporate communications; $3,250 SEC filing fees and miscellaneous; $13,750 NASDAQ; $36,000 internal costs).

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

			Pro Forma		Pro Forma	Pro Forma
	Year	Year	Year	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended	Ended
Ratio of Earnings to Fixed Charges	12/31/2007	12/31/2006	12/31/2007	6/30/2008	6/30/2007	6/30/2008
	(In thousands)
	(Unaudited)

Earnings Add:
Pretax income	$1,351	$1,355	$1,503	$1,122	$524	$1,200
Fixed Charges	10,275	8,486	10,297	5,264	4,940	5,274
Amortization of capitalized interest	3	1
Distribution income of equity investees
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges
Less:
Interest capitalized		101
Preference security dividend requirements
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges

Total Earnings	$11,629	$9,741	$11,800	$6,386	$5,464	$6,474

Fixed Charges:
Interest expensed & capitalized	10,278	8,487	10,297	5,264	4,940	5,274
Amortized premiums, discounts and capitalized expenses
Interest within rental expenses
Preference security dividend requirements of consolidated subs

Total Fixed Charges	$10,278	$8,487	$10,297	$5,264	$4,940	$5,274

Ratio of earnings to fixed charges	113.14%	114.78%	114.60%	121.31%	110.61%	122.75%

PRO FORMA BOOK VALUE PER SHARE (UNAUDITED)
(in thousands except share and per share data)

Pro Forma Book Value Per Share (unaudited)

	Actual	Pro Forma	Pro Forma
	6/30/2008	Adjustments	6/30/2008
	(In 000’s except share and per share data)

Common stock	$30	$—	$30
Additional paid-in capital	15,233		15,233
Retained earnings	20,731		20,731
Unearned Employee Stock Ownership Plan shares	(132)		(132)
Accumulated other comprehensive income, net	(333)		(333)
Treasury stock, at cost	(8,345)	(306)	(8,651)
Total shareholders’ equity	27,184	(306)	26,878
Outstanding shares 6/30/08	2,185,839	(27,779)	2,158,060
Book value per share 6/30/08	12.44	0.01	12.45

FUTURE STOCKHOLDER PROPOSALS

In the event the merger proposal is not approved by the stockholders or, if approved, is not ultimately completed, then stockholders may submit proposals for consideration at the 2008 annual meeting of stockholders under Rule 14a-8 of the 1934 Act. Stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the proxy statement and form of proxy must be received by us a reasonable time before we begin to print and mail our proxy statement for that meeting. The proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: First BancTrust Corporation, Attention: Ellen Litteral, 101 South Central Avenue, Paris, Illinois 61944.

WHERE YOU CAN FIND MORE INFORMATION

First BancTrust files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 100 F Street, N.W., Washington, D.C. 20549.

The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including First BancTrust, who file electronically with the SEC. The address of that site is http://www.sec.gov.

First BancTrust and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows First BancTrust to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that First BancTrust has filed previously with the SEC. They contain important information about First BancTrust and its financial condition.

•	First BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2007.

•	First BancTrust’s Proxy Statement in connection with its 2008 annual meeting of stockholders (except for those portions of such proxy statement which are not deemed “filed” for purposes of the SEC’s rules and regulations).

•	First BancTrust’s Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 2008.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Ellen Litteral, Chief Financial Officer, First BancTrust Corporation, 101 South Central Avenue, Paris, Illinois 61944. Her telephone number is 217-465-0240.

These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it. We will amend the Schedule 13E-3 and this proxy statement to the extent necessary to fulfill our disclosure obligations under federal and state securities laws.

By Order of the Board of Directors,

Joseph R. Schroeder
Secretary

APPENDIX A

Agreement and Plan of Merger

APPENDIX A

Agreement and Plan of Merger
Between
First BancTrust Corporation
and
FBT Merger Co.

AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of April 21, 2008, by and between FBT Merger Co., a Delaware corporation (“Merger Co.”), and First BancTrust Corporation, a Delaware corporation (“First BancTrust”).

WHEREAS, the respective Boards of Directors of Merger Co. and First BancTrust have determined that it is in the best interests of their respective corporations and their stockholders to consummate a merger in which Merger Co. will merge with and into First BancTrust (the “Merger”), so that First BancTrust is the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger;

NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger, (b) the mode of carrying the same into effect, and (c) the manner and basis of converting the shares of the constituent corporations into cash, shares or obligations of the Surviving Corporation, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Subject to the terms and conditions of this Merger Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), Merger Co. shall merge with and into First BancTrust and First BancTrust shall survive the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Co. shall terminate and the name of the Surviving Corporation shall be “First BancTrust Corporation.”

1.2  Effective Time.  As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the stockholders of the constituent corporations and after the receipt of all required regulatory approvals and the expiration of any statutory waiting periods, a Certificate of Merger meeting the requirements of Section 251 of the DGCL shall be a transmitted to the Delaware Secretary of State for filing. The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Delaware Secretary of State.

1.3  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4  Treatment of First BancTrust Common Stock; Conversion of Merger Co. Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of First BancTrust common stock, $0.01 par value per share (each a “First BancTrust Share”), the following shall occur:

(i) Each issued and outstanding First BancTrust Share owned of record by a Qualified Holder (as hereinafter defined) shall remain issued and outstanding as a share of common stock of First BancTrust as the Surviving Corporation.

(ii) Each issued and outstanding First BancTrust Share owned of record by a Cashed-Out Holder (as hereinafter defined) shall be converted into the right to receive cash from First BancTrust as the Surviving Corporation in the amount of $11.00 per First BancTrust Share (the “Cash Merger Consideration”) and

thereafter Cashed-Out Holders shall cease to have any rights as shareholders of First BancTrust as the Surviving Corporation except such rights, if any, as they may have pursuant to the DGCL, and, except as aforesaid, their sole right shall be the right to receive the Cash Merger Consideration as aforesaid, without interest thereon, upon surrender to First BancTrust as the Surviving Corporation of their certificates which theretofore represented First BancTrust Shares.

(iii) Each First BancTrust Share issued but held in the treasury of First BancTrust shall be cancelled and shall cease to be an issued First BancTrust Share.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any issued and outstanding share of common stock, par value $0.01 per share, of Merger Co. (each a “Merger Co. Share”) shall be converted into the right to receive cash from First BancTrust as the Surviving Corporation in the amount of $0.01 per share, and the holders of certificates representing such Merger Co. Shares shall cease to have any rights as shareholders of Merger Co., or First BancTrust as the Surviving Corporation, except such rights, if any, as they may have pursuant to the DGCL, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid, without interest, upon surrender to First BancTrust as the Surviving Corporation of their certificates which theretofore represented Merger Co. Shares.

(c) In no event shall any Holder holding, of record, as of the close of business on the day immediately preceding the Effective Time, Two Hundred Fifty (250) or more First BancTrust Shares in the aggregate be entitled to receive Cash Merger Consideration with respect to the First BancTrust Shares so held. It shall be a condition precedent to the right of any Holder to receive Cash Merger Consideration, if any, payable with respect to the First BancTrust Shares held by such Holder, that such Holder certify to First BancTrust in the letter of transmittal delivered by First BancTrust that such Holder held of record as of the close of business on the day immediately preceding the Effective Time fewer than Two Hundred Fifty (250) First BancTrust Shares in the aggregate.

1.5  Certain Definitions.

(a) The term “Qualified Holder” shall mean a Holder of First BancTrust Shares who holds of record as of the close of business on the day immediately preceding the Effective Time Two Hundred Fifty (250) or more First BancTrust Shares.

(b) The term “Cashed-Out Holder” shall mean a Holder of First BancTrust Shares who is not a Qualified Holder.

(c) The term “Holder” shall mean any record holder or holders of First BancTrust Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of First BancTrust.

1.6  Resolution of Issues.  First BancTrust (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any First BancTrust shareholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I, including, without limitation, any questions as to the number of First BancTrust Shares held by any Holder immediately prior to the Effective Time. All determinations by First BancTrust under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against First BancTrust or any other person or entity with respect thereto.

For purposes of this Article I, First BancTrust may in its sole discretion, but shall not have any obligation to do so, (i) presume that any First BancTrust Shares held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the First BancTrust Shares held by any person or persons that First BancTrust determines to constitute a single Holder for purposes of determining the number of First BancTrust Shares held by such Holder.

1.7  Certificate of Incorporation.  The Certificate of Incorporation of First BancTrust in effect as of the Effective Time shall be amended as of the Effective Time by adding Article 14 as set forth in Exhibit A hereto. Such Certificate of Incorporation, as amended, shall thereafter be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8  Bylaws.  The Bylaws of First BancTrust in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.9  Board of Directors of Surviving Corporation.  The directors of First BancTrust immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.10  Officers.  The officers of First BancTrust immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.11  Stockholders’ Meeting.  First BancTrust shall call a special meeting of its stockholders for the purpose of approving this Merger Agreement to be held as soon as reasonably practicable after the date hereof.

ARTICLE II

STOCK CERTIFICATES

2.1  Certificates Held by Qualified Holders.  From and after the Effective Time, certificates representing First BancTrust Shares held by a Qualified Holder shall be deemed to evidence the same number of shares of the common stock of First BancTrust as the Surviving Corporation which they theretofore represented.

2.2  Certificates Held by Cashed-Out Holders.  Until presented to First BancTrust as the Surviving Corporation, certificates which theretofore represented First BancTrust Shares held by a Cashed-Out Holder shall only evidence the right to receive the Cash Merger Consideration as hereinabove provided. Upon presentation to First BancTrust as the Surviving Corporation of certificates which theretofore represented First BancTrust Shares held by a Cashed-Out Holder, Cash Merger Consideration shall be paid in an amount to which a Cashed-Out Holder shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any Cash Merger Consideration distributable pursuant to this Merger Agreement.

2.3  Merger Co. Certificates.  Until presented to First BancTrust as the Surviving Corporation, certificates which theretofore represented Merger Co. Shares shall evidence only the right to receive the cash as hereinabove provided. Upon presentation to First BancTrust as the Surviving Corporation of certificates which theretofore represented Merger Co. Shares, cash shall be paid in the amount which such holder of Merger Co. Shares shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any cash distributable pursuant to this Merger Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1  Termination.  Notwithstanding anything herein to the contrary, the board of directors of Merger Co. or the board of directors of First BancTrust at any time prior to the filing of the Certificate of Merger with the Delaware Secretary of State may terminate this Merger Agreement and this Merger Agreement shall be automatically terminated if the stockholder approval contemplated by Section 1.12 hereof has not been obtained, or if Merger has not been completed, in each case, by March 15, 2009. If terminated as provided in this Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

3.2  Counterparts.  This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

3.3  Governing Law.  This Merger Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

3.4  Amendment.  Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Merger Co. or First BancTrust; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective stockholders of Merger Co. or First BancTrust, there may not be, without further approval of such stockholders, any amendment of this Merger Agreement which (i) further alters or changes the amount or the form of the consideration to be delivered to the holders of Merger Co. Shares or First BancTrust Shares hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Certificate of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any class or series of stock of any of the constituent corporations. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, Merger Co. and First BancTrust have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.

FBT MERGER CO.		FIRST BANCTRUST CORPORATION

By:	/s/ Terry J. Howard	By:	/s/ Terry J. Howard

	Terry J. Howard		Terry J. Howard
	Title: President		Title: President and CEO

Exhibit A

Article 14. Transfer of Shares

No stockholder may transfer shares of common stock without the consent of the Corporation if, as a result of such attempted transfer, any person would own of record fewer than 250 shares of common stock. This restriction may be noted conspicuously on stock certificates issued or transferred after the effective date of the amendment adding this Article 14 to the Certificate of Incorporation. For purposes of this Article 14, “transfer” means any type of disposition, including but not limited to a sale, gift, contribution, pledge or other action that would result in a change of the record ownership of any share of common stock. It is the intent of the stockholders that this restriction on transfer will be enforced to the full extent, but only to the extent, it is enforceable against stockholders under the laws of the State of Delaware. The Corporation may determine issues relating to a proposed transfer in its discretion, including without limitation whether the transfer would or would not be in violation of this Article 14 and whether the restrictions of this Article 14 may or may not be enforced against a holder requesting a transfer of shares. The recording of a transfer on the stock records of the Corporation shall be conclusive evidence that the Corporation has consented to the transfer, if required under this Article 14, and any transfer of shares recorded on the stock records of the Corporation will be valid for all purposes.

APPENDIX B

Amendment to Certificate of Incorporation

APPENDIX B

AMENDMENT TO CERTIFICATE OF INCORPORATION

Article 14. Transfer of Shares

No stockholder may transfer shares of common stock without the consent of the Corporation if, as a result of such attempted transfer, any person would own of record fewer than 250 shares of common stock. This restriction may be noted conspicuously on stock certificates issued or transferred after the effective date of the amendment adding this Article 14 to the Certificate of Incorporation. For purposes of this Article 14, “transfer” means any type of disposition, including but not limited to a sale, gift, contribution, pledge or other action that would result in a change of the record ownership of any share of common stock. It is the intent of the stockholders that this restriction on transfer will be enforced to the full extent, but only to the extent, it is enforceable against stockholders under the laws of the State of Delaware. The Corporation may determine issues relating to a proposed transfer in its discretion, including without limitation whether the transfer would or would not be in violation of this Article 14 and whether the restrictions of this Article 14 may or may not be enforced against a holder requesting a transfer of shares. The recording of a transfer on the stock records of the Corporation shall be conclusive evidence that the Corporation has consented to the transfer, if required under this Article 14, and any transfer of shares recorded on the stock records of the Corporation will be valid for all purposes.

B-1

APPENDIX C

Fairness Opinion

Appendix C

June 6, 2008

Board of Directors
First BancTrust Corporation
101 South Central Avenue
P.O. Box 880
Paris, IL 61944

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the outstanding shares of common stock of First BancTrust Corporation (“First BancTrust”) of the cash consideration to be paid to certain holders of First BancTrust’s common stock in connection with the proposed Stockholder Reduction Transaction (the “Transaction”) pursuant to and in accordance with the terms more fully set forth in the draft Proxy Statement for Special Meeting of Stockholders of First BancTrust (the “Proxy Statement”) provided to us.

You have advised us that, as set forth in the Proxy Statement, First BancTrust will engage in a cash-out merger. In connection with such cash-out mergers, and as permitted under applicable law, each record stockholder holding fewer than 250 shares of First BancTrust common stock on the date preceding the effective time of the merger will receive $11.00 cash (“Redemption Price”) per share from First BancTrust. Stockholders holding 250 or more shares on the date preceding the effective time of the cash-out merger will continue to hold the same number of shares after the cash-out merger and will not receive any cash payment from First BancTrust

For purposes of this opinion and in connection with our analysis of the Transaction, we have reviewed, among other things:

1. The recent operating history and nature of First BancTrust’s business;

2. The terms of the Merger Agreement;

3. Certain publicly available financial statements, both audited (where available) and un-audited, and other historical financial information of First BancTrust;

4. First BancTrust’s Annual Report for the year ended December 31, 2007;

5. First BancTrust’s interim financial statements for the quarter ended March 31, 2008;

6. Discussions with senior management of First BancTrust regarding First BancTrust’s business and future prospects;

7. Financial projections for First BancTrust for the years ending December 31, 2008 through 2012 as provided by and reviewed with senior management;

8. The publicly reported historical price and trading activity for First BancTrust’s common stock, including a comparison of certain financial and stock market information for First BancTrust with similar publicly available information for certain other companies, the common stock of which are publicly traded; and

9. Such other information and performed such other studies and analyses as Howe Barnes’ considered relevant.

Board of Directors
First BancTrust Corporation
June 6, 2008

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by First BancTrust and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of First BancTrust at December 31, 2007 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of First BancTrust, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of First BancTrust, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of First BancTrust and will receive a fee for our services; a portion of our fee was received after rendering our financial analysis and a portion is payable upon delivery of this opinion.

Howe Barnes’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Redemption Price to be paid to certain stockholders of First BancTrust in the Transaction and does not address First BancTrust’s underlying business decision to proceed with the Transaction. We have been retained on behalf of the Board of Directors of First BancTrust, and our opinion does not constitute a recommendation to any director of First BancTrust as to how such director should vote with respect to the Transaction. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of First BancTrust, or any class of such persons relative to the consideration to be received by the holders of the common stock of First BancTrust in the Transaction or with respect to the fairness of any such compensation.

Except as provided above, during the two years preceding the date of the opinion, Howe Barnes had not had a material relationship with First BancTrust where compensation was received or that it contemplates will be received after closing of the transaction. In the ordinary course of business as a broker-dealer, Howe Barnes may from time to time, purchase securities from, and sell securities to, First BancTrust. As a market maker in securities, Howe Barnes my also actively trade the equity securities of First BancTrust for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. This letter is addressed and directed to the Board of Directors of First BancTrust in your consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction. Howe Barnes has permitted this opinion to be included in its entirety in this proxy statement, but because Howe Barnes was engaged to provide its written opinion solely for the benefit of the Company’s board of directors in connection with the Transaction, its opinion may not be relied upon by any other person or entity or for any other purpose. Howe Barnes intends to assert the substance of the foregoing disclaimer as a defense to any stockholder claims that might be brought against it under any applicable state law. This opinion was approved by the fairness opinion committee of Howe Barnes.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Redemption Price for

Board of Directors
First BancTrust Corporation
June 6, 2008

the common stock to be paid in the Transaction is fair, from a financial point of view, to the holders of First BancTrust’s common stock.

Sincerely,

KJL

APPENDIX D

Dissenters’ Rights

APPENDIX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262.  Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

First BancTrust Corporation
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THE UNDERSIGNED APPOINTS JOSEPH R. SCHROEDER AND VICK N. BOWYER, JOINTLY AND SEVERALLY, AS PROXIES WITH FULL POWER OF SUBSTITUTION, TO VOTE THEIR SHARES AS DIRECTED BELOW AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT FIRST BANCTRUST CORPORATION’S MAIN OFFICE AT 101 SOUTH CENTRAL AVENUE, PARIS, ILLINOIS AT 10:00 A.M. ON TUESDAY, OCTOBER 21, 2008 AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF, ON EACH OF THE FOLLOWING MATTERS:
          1. To approve an Agreement and Plan of Merger, dated as of April 21, 2008 (the “merger agreement”) by and between FBT Merger Co. and First BancTrust Corporation providing for the merger of FBT Merger Co. with and into First BancTrust Corporation upon the terms and conditions set forth in the merger agreement as described in the proxy statement of First BancTrust Corporation dated September 8, 2008.

___ FOR	___ AGAINST	___ ABSTAIN
          2. To approve an amendment to First BancTrust Corporation’s certificate of incorporation which would prohibit certain transfers of the surviving corporation’s stock if, as a result of the transfer, any stockholder would own of record fewer than 250 shares of the surviving corporation.

___ FOR	___ AGAINST	___ ABSTAIN
          3. To approve a proposal to adjourn or postpone the meeting, if necessary, in the event that an insufficient number of shares is present in person or by proxy to approve and adopt the merger agreement and approve the transactions it contemplates.

___ FOR	___ AGAINST	___ ABSTAIN
          4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, PROVIDED THAT THOSE MATTERS WERE UNKNOWN TO THE NAMED PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.
Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative, please give full title as such.

		,	2008
Signature	Date

		,	2008
Signature if Held Jointly	Date